UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12
SOLARWINDS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SolarWinds Corporation
7171 Southwest Parkway
Building 400
Austin, Texas 78735
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 26, 2022
To the Stockholders of SolarWinds Corporation:
The annual meeting of stockholders for SolarWinds Corporation will be held on Thursday, May 26, 2022 at 9:00 a.m. Central Time. The annual meeting of stockholders will be a completely “virtual” meeting. You will be able to attend the meeting, as well as vote and submit your questions during the live webcast of the meeting, by visiting www.virtualshareholdermeeting.com/SWI2022 and entering the company number and control number included on your proxy card or in the instructions that accompany your proxy materials.
The purposes of the meeting are:

1.	To elect four Class I directors named in the accompanying proxy statement (Proposal One);
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal Two);
3.	To vote on a non-binding advisory basis to approve the compensation of our named executive officers (Proposal Three); and
4.	To transact such other business as may properly come before the annual meeting.
Our board of directors has fixed the close of business on March 31, 2022 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. This notice of annual meeting of stockholders and accompanying proxy statement are being distributed or made available to stockholders beginning on or about April 14, 2022.

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend the meeting, please promptly vote your shares either over the Internet, by telephone, or by mail so that your shares may be represented at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 26, 2022 AT 9:00 A.M. CENTRAL TIME IN A LIVE WEBCAST AT www.virtualshareholdermeeting.com/SWI2022: THIS PROXY STATEMENT AND 2021 ANNUAL REPORT ARE AVAILABLE AT www.proxyvote.com.

By order of the Board of Directors,
Sudhakar Ramakrishna
President, Chief Executive Officer and Director
Austin, Texas
Date: April 14, 2022

SolarWinds Corporation
Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on May 26, 2022

SOLARWINDS CORPORATION
7171 Southwest Parkway
Building 400
Austin, Texas 78735
(512) 682-9300
PROXY STATEMENT
FOR THE
2022 ANNUAL MEETING OF STOCKHOLDERS
This proxy statement is furnished in connection with the solicitation of proxies to be voted at our annual meeting of stockholders, which will be held virtually at www.virtualshareholdermeeting.com/SWI2022 on Thursday, May 26, 2022 at 9:00 a.m. Central Time. On April 14, 2022, we began mailing to stockholders of record a Notice of Internet Availability of Proxy Materials, or Notice, or a full set of the proxy materials for our annual meeting, including this proxy statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, or the 2021 Annual Report, and an accompanying proxy card.
In this proxy statement, “Company,” “we,” “us” and “our” refer to SolarWinds Corporation and its consolidated subsidiaries. The term “Silver Lake Funds” refers to Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV, L.P., and SLP Aurora Co-Invest, L.P., and the term “Silver Lake” refers to Silver Lake Group, L.L.C., the ultimate general partner of the Silver Lake Funds. The term “Thoma Bravo Funds” refers to Thoma Bravo Fund XI, L.P., Thoma Bravo Fund XI-A, L.P., Thoma Bravo Fund XII, L.P., Thoma Bravo Fund XII-A, L.P., Thoma Bravo Executive Fund XI, L.P., Thoma Bravo Executive Fund XII, L.P., Thoma Bravo Executive Fund XII-a, L.P., Thoma Bravo Special Opportunities Fund II, L.P. and Thoma Bravo Special Opportunities Fund II-A, L.P., and the term “Thoma Bravo” refers to Thoma Bravo, LLC, the ultimate general partner of the Thoma Bravo Funds. The term “Sponsors” refers collectively to Silver Lake and Thoma Bravo, together with the Silver Lake Funds and the Thoma Bravo Funds.
Why am I receiving these materials?
You have received these proxy materials because our board of directors, or Board, is soliciting your proxy to vote your shares at the annual meeting of stockholders. You are invited to attend the annual meeting (which will take place through a live webcast, by visiting www.virtualshareholdermeeting.com/SWI2022) to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting through the webcast to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to vote by proxy over the telephone or through the Internet prior to the annual meeting.
Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?
Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we are permitted to furnish our proxy materials to our stockholders over the Internet by delivering the Notice in the mail to notify our stockholders that such materials are available. As a result, most of our stockholders have not been provided a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy statement and the 2021 Annual Report over the Internet at www.proxyvote.com. The Notice also instructs you on how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained in the Notice.
How can I attend the annual meeting?
The meeting will be held virtually on Thursday, May 26, 2022 at 9:00 a.m. Central Time, through a live webcast on the website www.virtualshareholdermeeting.com/SWI2022. You will need to enter the company number and the control number included on your proxy card or in the instructions that accompany your proxy materials to enter the virtual meeting.
Why are we holding the annual meeting virtually?
We are excited to be using the latest technology to provide expanded access, improved communication and cost savings for our stockholders while providing stockholders the same rights and opportunities to participate as they would have at an in-person meeting. Furthermore, in light of the COVID-19 pandemic and as part of our effort to maintain a safe and healthy environment for our directors, officers, and stockholders who wish to attend the annual meeting, we believe that hosting a virtual meeting is in the best interests of the Company and its stockholders and enables increased stockholder attendance and participation because stockholders can participate from any location around the world.
Who is entitled to vote?
Holders of our common stock at the close of business on March 31, 2022 are entitled to vote. We refer to March 31, 2022 in this proxy statement as the “record date.”
To how many votes is each share of common stock entitled?
Holders of common stock are entitled to one vote per share. On the record date, there were 160,473,943 shares of our common stock outstanding and entitled to vote.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, to be a “stockholder of record.” The Notice or a printed copy of our proxy materials has been or will be sent directly to you.
If your shares are held in a brokerage account or by a bank or other holder of record, then your shares are held in “street name” and you are considered the “beneficial owner” of those shares. In this case, the Notice or a printed copy of our proxy materials has been or will be sent to you by your bank, broker or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote the shares in your account. You are also invited to attend the annual meeting via live webcast on the website: www.virtualshareholdermeeting.com/SWI2022. However, since you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from your broker, bank or other holder of record.
How do I vote?
If you are a stockholder of record, you may vote at the annual meeting, vote by proxy using the enclosed proxy card and return envelope, or vote by proxy over the telephone or through the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting via webcast, even if you have already voted by proxy.
•By Internet. To vote by proxy through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number included on the enclosed proxy card. To be counted, we must receive your vote by 11:59 p.m. Eastern Time on May 25, 2022, the day prior to the annual meeting.
•By telephone. To vote by proxy over the telephone, dial toll-free, 1-800-690-6903, using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number included on the enclosed proxy card. To be counted, we must receive your vote by 11:59 p.m. Eastern Time on May 25, 2022, the day prior to the annual meeting.
•By mail. To vote using the enclosed proxy card, simply complete, sign, date, and return it promptly in the envelope provided. To be counted, we must receive your signed proxy card by 11:59 p.m. Eastern Time on May 25, 2022, the day prior to the annual meeting.
•At the annual meeting. To vote virtually during the live webcast of the annual meeting, please follow the instructions for attending and voting at the annual meeting posted at  www.virtualshareholdermeeting.com/SWI2022. You will need the company number and control number included on the enclosed proxy card. All votes must be received by the inspectors of election appointed for the meeting before the polls close at the annual meeting.
If you hold shares in street name through a bank, broker or other holder of record, please refer to the Notice or other information forwarded by your bank, broker or other holder of record to see which voting options are available to you. To vote virtually during the live webcast of the annual meeting, you must obtain a valid proxy from your bank, broker or other holder of record. Follow the instructions from your bank, broker or other holder of record, included with these proxy materials, or contact your bank, broker or other holder of record to request a proxy form.

Can I ask questions at the annual meeting?
Yes. You will be afforded the opportunity to participate in the annual meeting by asking questions via the Internet at www.virtualshareholdermeeting.com/SWI2022. Through the online forum, you will be able to submit questions in writing in advance of the day of the annual meeting, vote and obtain copies of the proxy materials. In order to submit questions via the online forum, you will need your company number and control number included on your proxy card or in the instructions that accompany your proxy materials. As part of the annual meeting, we will hold a Q&A session, during which we intend to answer pertinent questions submitted prior to the annual meeting, as time permits.
What if during the check-in time or during the annual meeting I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the annual meeting login page.
What if I change my mind after I return my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. If you are a record holder, you may do this by:
•submitting a subsequent proxy by using the Internet, by telephone or by mail with a later date;
•sending a timely written notice of revocation to Corporate Secretary, SolarWinds Corporation, 7171 Southwest Parkway, Building 400, Austin, Texas 78735; or
•attending the annual meeting and voting virtually during the live webcast.
If you hold shares in street name, you may do this by:
•submitting new voting instructions in the manner provided by your bank, broker or other holder of record; or
•obtaining a “legal proxy” from your bank, broker or other holder of record in order to vote your shares virtually at the annual meeting.
Please note that simply attending the meeting will not, by itself, revoke your proxy.
How many votes are needed to hold the annual meeting?
The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the annual meeting will constitute a quorum. If a quorum is present, we can hold the annual meeting and conduct business. If a quorum is not present, we may adjourn the annual meeting to solicit additional proxies.
On what items am I voting?
You are being asked to vote on three items:
•the election of four Class I directors nominated by the Board and named in the proxy statement to serve a term of three years until our 2025 annual meeting of stockholders (Proposal One);
•the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal Two); and
•the approval, on a non-binding advisory basis, of the compensation of our named executive officers (Proposal Three).
No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.
How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?
With respect to the election of each of the nominees for director, you may:
•vote FOR the election of the director nominee; or

•vote WITHHOLD with respect to the election of the director nominee.
The four nominees for director receiving the most FOR votes shall be elected to the Board. A properly executed proxy marked WITHHOLD as to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes are not votes cast and will not be counted in determining the outcome of the election of directors.
What happens if a nominee is unable or unwilling to stand for election?
If a nominee is unable or unwilling for good cause to stand for election, the Board may either:
•reduce the number of directors that serve on the Board; or
•designate a substitute nominee.
If the Board designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election or unwilling for good cause will be voted for the substitute nominee.
How may I vote for the ratification of the appointment of our independent registered public accounting firm, and how many votes must the proposal receive to pass?
With respect to the proposal to ratify the appointment of our independent registered public accounting firm, you may:
•vote FOR the proposal;
•vote AGAINST the proposal; or
•ABSTAIN from voting on the proposal.
The ratification of the appointment of our independent registered public accounting firm must receive the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal. Because the approval of this proposal is a routine matter on which a broker is generally empowered to vote, if you do not submit voting instructions, your broker may exercise its discretion to vote your shares on this proposal.
How may I vote on the proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers, and how many votes must the proposal receive to pass?
With respect to the proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers, you may:
•vote FOR the proposal;
•vote AGAINST the proposal; or
•ABSTAIN from voting on the proposal.
The approval of the compensation of our named executive officers must receive the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal. Broker non-votes are not votes cast and will not be counted in determining the outcome of this proposal.
How does the Board recommend that I vote?
The Board recommends a vote:
•FOR each of the director nominees;
•FOR the ratification of the appointment of our independent registered public accounting firm; and
•FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers.

What happens if I do not give specific voting instructions?
If you either:
•indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or
•sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting. See the section entitled “Other Matters” below.
If I hold my shares in a brokerage account, what happens if I do not provide voting instructions to my broker?
If your shares are held in street name through a broker and you do not provide voting instructions to your broker, your broker will have discretion to vote your shares only on “routine matters,” such as the ratification of the appointment of our independent registered public accounting firm described in Proposal Two. Proposal One and Proposal Three in this proxy statement are considered “non-routine matters.” If the broker that holds your shares does not receive instructions from you on how to vote your shares, your broker will not have the authority to vote your shares on Proposal One and Proposal Three. Therefore, if you do not submit voting instructions, your broker may exercise its discretion to vote your shares on Proposal Two and your shares will constitute “broker non-votes” with respect to Proposal One and Proposal Three and will have no effect on the election of directors or the non-binding advisory vote on our named executive officers' compensation.
We encourage you to provide instructions to your brokerage firm through one of the voting methods they have provided. This action ensures your shares will be voted at the meeting in accordance with your wishes.
How are broker non-votes and abstentions treated?
Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. With respect to the various proposals:
•Proposal One: Abstentions and broker non-votes will not count as a vote “FOR” or “AGAINST” with respect to a nominee’s election and thus will not be counted in determining the outcome of the election of directors.
•Proposal Two: Abstentions will be counted towards the vote total and will have the same effect as votes against this proposal. The approval of Proposal Two is a routine matter on which a broker is generally empowered to vote. Because the approval of this proposal is a routine matter on which a broker is generally empowered to vote, if you do not submit voting instructions, your broker may exercise its discretion to vote your shares on this proposal.
•Proposal Three: Abstentions will be counted towards the vote total and will have the same effect as votes against this proposal. Broker non-votes will not be counted in determining the outcome of the vote on Proposal Three.
In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions to the broker that holds your shares by carefully following the instructions provided by your broker.
I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain a separate copy of the proxy materials?
We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, if you have elected to receive a full set of the proxy materials by mail, we deliver a single copy of this proxy statement and the 2021 Annual Report, to stockholders of record who have the same address unless we are notified that one or more of these stockholders wishes to receive individual copies. This procedure reduces our printing costs and postage fees.
If you participate in householding, upon oral or written request, we will deliver promptly a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of proxy materials was delivered. If you wish to receive a separate copy of this proxy statement and the 2021 Annual Report, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact the Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717; or by telephone at 1-866-540-7095. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this proxy statement and the 2021 Annual Report, or if you hold our common stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Financial Solutions, Inc. as indicated above.

If your shares are held in street name through a broker, bank or other nominee, please contact your broker, bank or nominee directly if you have questions, require additional copies of the Notice, this proxy statement or the 2021 Annual Report or wish to receive a single copy of such materials in the future for all beneficial owners of shares of our common stock sharing an address.
How can I submit a proposal for the 2023 annual meeting?
Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholders interested in submitting a proposal for inclusion in the proxy materials distributed by us for the 2023 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion, stockholder proposals must be submitted in accordance with Rule 14a-8 and received by us not later than December 15, 2022. Stockholder proposals received after the close of business on December 15, 2022 would be untimely. Stockholder proposals must be in writing and received by the deadline described above at our principal executive offices at SolarWinds Corporation, 7171 Southwest Parkway, Building 400, Austin, Texas 78735, Attention: Corporate Secretary. If we do not receive a stockholder proposal by the deadline described above, the proposal may be excluded from our proxy statement for our 2023 annual meeting.
Requirements for Stockholder Proposals or Director Nominations to Be Brought Before the 2023 Annual Meeting of Stockholders. Notice of any proposal or director nomination that you intend to present at the 2023 annual meeting of stockholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2023 annual meeting of stockholders, must be delivered to our Corporate Secretary by mail at 7171 Southwest Parkway, Building 400, Austin, Texas 78735, Attention: Corporate Secretary not less than 90 days nor more than 120 days in advance of the anniversary of our 2022 annual meeting. In addition, to be properly brought before the annual meeting your notice must set forth the information required by the Company’s bylaws with respect to each director nomination or other proposal that you intend to present at the 2023 annual meeting of stockholders. Our bylaws are available on the “Investors” portion of our website at www.solarwinds.com or may be obtained by writing to our Corporate Secretary. Such requests and all notices of proposals and director nominations by stockholders should be sent to SolarWinds Corporation, 7171 Southwest Parkway, Building 400, Austin, Texas 78735, Attention: Corporate Secretary.

PROPOSAL ONE: ELECTION OF DIRECTORS
Our Board is currently comprised of twelve directors and is divided into three classes with staggered three-year terms. The Board currently has four directors in Class I, four directors in Class II and four directors in Class III. The term of office of our Class I directors, Sudhakar Ramakrishna, William Bock, Seth Boro and Kenneth Y. Hao, will expire at this year’s annual meeting of stockholders. Each of our current Class I directors is standing for election. The term of office of our Class II directors, Catherine R. Kinney, James Lines, Easwaran Sundaram and Michael Widmann, will expire at the 2023 annual meeting. The term of office of our Class III directors, Cathleen Benko, Michael Hoffmann, Dennis Howard and Douglas Smith, will expire at the 2024 annual meeting. There are no family relationships between any of our directors or executive officers.

Nominees for Election as Class I Directors at the Annual Meeting
Listed below are this year’s nominees for election to the Board as Class I directors. Each of the director nominees has consented to be named in this proxy statement and to serve if elected. If elected, each nominee will serve for a term of three years expiring at the 2025 annual meeting of stockholders or until a successor has been duly elected and qualified or until the nominee’s earlier death, resignation or removal. The age of each director is as of the date of this proxy statement.

Name	Age	Positions and Offices Held with Company	Director Since
Sudhakar Ramakrishna	54	President, Chief Executive Officer and Director	December 2020
William Bock	71	Director	October 2018
Seth Boro	46	Director	February 2016
Kenneth Y. Hao	53	Director	February 2016
SUDHAKAR RAMAKRISHNA | President and Chief Executive Officer

Director Since: 2020
CAREER HIGHLIGHTS
Sudhakar Ramakrishna has served on our Board since December 2020 and has served as our President and Chief Executive Officer since January 2021. He is a global technology leader with nearly 25 years of experience across cloud, mobility, networking, security and collaboration markets. He most recently served as the CEO of Pulse Secure, LLC, a leading provider of secure and zero trust access solutions for Hybrid IT environments, where he was responsible for all aspects of business strategy and execution since joining in May 2015. Prior to Pulse Secure, Mr. Ramakrishna served as the Senior Vice President and General Manager for the Enterprise and Service Provider Division at Citrix Systems, Inc., where he had responsibility for Citrix’s portfolio of virtualization, cloud networking, mobile platforms and cloud services solutions. Mr. Ramakrishna also has held senior leadership roles at Polycom, Inc., Motorola, Inc., Stoke, Inc., 3COM Corporation and U.S. Robotics. Mr. Ramakrishna is an experienced public and private company board member. Mr. Ramakrishna currently serves on the board of directors of SailPoint Technologies Holdings, Inc. (NYSE: SAIL). Mr. Ramakrishna is a partner at Benhamou Global Ventures, a leading venture capital firm investing in emerging startups in the fields of security, analytics and applications. Mr. Ramakrishna earned a master’s degree in computer science from Kansas State University and a master’s of management degree from Northwestern University’s Kellogg School of Management.

QUALIFICATIONS
Our Board believes that Mr. Ramakrishna’s business and industry expertise, his extensive experience working with technology companies and his daily insight into corporate matters as principal executive officer of the Company make him well-qualified to serve as a director.

WILLIAM BOCK | Chairman of the Board

Director Since: 2018
CAREER HIGHLIGHTS
William Bock has served on our Board since October 2018 and as our Chairman of the Board since August 2020. Mr. Bock has served as a board director and advisor for a number of technology companies, since his retirement from Silicon Laboratories Inc., or Silicon Labs, (NASDAQ: SLAB) in 2016. Mr. Bock, previously, served as President of Silicon Labs from 2013 to 2016 and as Chief Financial Officer and Senior Vice President of Silicon Labs from 2006 to 2011. From 2001 to 2006, Mr. Bock participated in the venture capital industry, principally as a partner with CenterPoint Ventures. Before his venture career, Mr. Bock held senior executive positions with three venture-backed companies, Dazel Corporation, Tivoli Systems and Convex Computer Corporation. Mr. Bock began his career with Texas Instruments. Mr. Bock currently serves on the boards of directors of Silicon Labs and is Board Chairman of SailPoint Technologies (NYSE: SAIL) and Board Chairman of N-able, Inc. (NYSE: NABL). He previously served on the boards of directors of Convio (NASDAQ:CNVO), Entropic Communications (NASDAQ: ENTR) and Borderfree, Inc. (NASDAQ: BRDR). Mr. Bock also serves on the boards of directors of private technology companies. Mr. Bock holds a B.S. in computer science from Iowa State University and a M.S. in industrial administration from Carnegie Mellon University.

QUALIFICATIONS
Our Board believes that Mr. Bock’s extensive board and industry experience and overall knowledge of our business qualify him to serve as a director.

SETH BORO | Managing Partner at Thoma Bravo

Director Since: 2016
CAREER HIGHLIGHTS
Seth Boro has served on our Board since February 2016. Mr. Boro has served as a Managing Partner at Thoma Bravo since 2013. He was a Principal with Thoma Bravo at its founding in 2007 and became a Partner in 2011, serving in that capacity until becoming a Managing Partner in 2013. Prior to that time, Mr. Boro served in roles with a predecessor of Thoma Bravo since 2005. Mr. Boro previously was with the private equity firm Summit Partners and with Credit Suisse. Mr. Boro currently serves on the boards of directors of several private software and technology service companies in which certain investment funds advised by Thoma Bravo hold an investment, including Barracuda Networks, Inc., Dynatrace, Inc. (NYSE: DT), ConnectWise, LLC, Hyland Software Inc., Imperva, Inc. and Sophos Group Ltd. among others. Mr. Boro received his M.B.A. from the Stanford Graduate School of Business and is a graduate of Queen’s University School of Business (Canada), where he received a Bachelor of Commerce degree.

QUALIFICATIONS
Our Board believes that Mr. Boro’s board and industry experience and overall knowledge of our business qualify him to serve as a director.

KENNETH Y. HAO | Chairman and a Managing Partner of Silver Lake

Director Since: 2016
CAREER HIGHLIGHTS
Kenneth Y. Hao has served on our Board since February 2016. Mr. Hao is currently Chairman and a Managing Partner of Silver Lake, and based in Menlo Park, CA. Mr. Hao has led investments in a range of technology industry leaders across a range of sectors and geographies. His portfolio companies have included Alibaba Group and ANT Financial, Broadcom (and its predecessor Avago), Network General (acquired by Net Scout), Seagate, Smart Global Holdings, Symantec and UGS (acquired by Siemens). Mr. Hao currently serves as a director on the boards of current and former portfolio companies, NortonLifeLock, ServiceMax, and Splunk. Prior to joining Silver Lake at its launch in 2000, Mr. Hao was with Hambrecht & Quist (now part of JP Morgan) from 1990-1999, where he served as a Managing Director. Outside of Silver Lake, Mr. Hao serves on the boards of UCSF and Universal Tennis. Mr. Hao graduated from Harvard College with an A.B. in Economics.

QUALIFICATIONS
Our Board believes that Mr. Hao’s board and industry experience and overall knowledge of our business qualify him to serve as a director.

Continuing Directors Not Standing for Election
Certain information about those directors whose terms do not expire at the annual meeting is furnished below. The ages of each director are as of the date of this proxy statement.

Name	Age	Positions and Offices Held with Company	Director Since
Cathleen Benko	63	Director	November 2021
Michael Hoffmann	36	Director	October 2018
Dennis Howard	53	Director	September 2020
Catherine R. Kinney	70	Director	October 2018
James Lines	65	Director	February 2016
Douglas Smith	70	Director	May 2021
Easwaran Sundaram	51	Director	February 2020
Michael Widmann	33	Director	February 2020

Class II Directors (Terms Expire in 2023)

CATHERINE R. KINNEY | Former President and Co-Chief Operating officer of the NYSE Euronext

Director Since: 2018
CAREER HIGHLIGHTS
Catherine R. Kinney has served on our Board since October 2018. Ms. Kinney has over 35 years of experience in securities regulation and management. Ms. Kinney retired from NYSE Euronext in March 2009, having served as the president and co-chief operating officer of the NYSE Euronext from 2002 to 2008. From 2007 to 2009, she served in Paris, overseeing global listings, marketing and branding and served as part of the integration team following the merger of The New York Stock Exchange and Euronext in April 2007. Ms. Kinney joined the NYSE in 1974 and held management positions with responsibility for several divisions, which include client relations from 1996 to 2007, trading floor operations and technology from 1987 to 1996 and regulation from 2002 to 2004. Ms. Kinney currently serves on the boards of directors of MetLife, Inc. (NYSE: MET), MSCI Inc. (NYSE: MSCI) and QTS Realty Trust, Inc. (NYSE: QTS). Ms. Kinney previously served as a director of NetSuite Inc. (NYSE: N). Ms. Kinney holds a Bachelor of Arts degree from Iona College. Ms. Kinney has also received honorary degrees from Georgetown University, Fordham University and Rosemont College.

QUALIFICATIONS
Our Board believes that Ms. Kinney’s financial and industry experience and overall knowledge of our business qualify her to serve as a director.

JAMES LINES | Senior Operating Partner for Thoma Bravo

Director Since: 2016
CAREER HIGHLIGHTS
James Lines has served on our Board since February 2016. Since 2002, he has been an Operating Partner for Thoma Bravo and is now a Senior Operating Partner. Mr. Lines’ prior experience includes service in various financial management capacities at affiliates of AMR Corporation (American Airlines), including as Chief Financial Officer of The SABRE Group; as Senior Vice President and Chief Financial Officer of ITI Marketing Services, a private tele-services firm backed by Golder, Thoma, Cressey, Rauner; and as Executive Vice President and Chief Financial Officer of United Surgical Partners, an international operator of surgery centers and hospitals. Since 2003, Mr. Lines has served on the board of directors of 24 software and technology service companies in which Thoma Bravo held an investment. He currently serves on the board of directors of six software and technology service companies in which Thoma Bravo holds an investment, including ABC Financial Services, LLC, Dynatrace, Inc. (NYSE: DT), Hyland Software, Inc., Imprivata, Inc., MeridianLink, Inc. and Qlik Technologies, Inc. Mr. Lines earned a B.S. in electrical engineering from Purdue University and an M.B.A. from Columbia University.

QUALIFICATIONS
Our Board believes that Mr. Lines’s management, financial and industry experience and overall knowledge of our business qualify him to serve as a director.

EASWARAN SUNDARAM | Operating Executive at Tailwind Capital

Director Since: 2020
CAREER HIGHLIGHTS
Easwaran Sundaram has served on our Board since February 2020. Mr. Sundaram has served as Operating Executive at Tailwind Capital since March 2021. Previously, Mr. Sundaram served as the Executive Vice President, Chief Digital & Technology Officer of JetBlue Airways Corporation since 2017 and previously served as its Executive Vice President of Innovation and Chief Information Officer from 2012 to 2017. Since January 2016, Mr. Sundaram has served as Oversight Officer & Investment Committee Member for JetBlue Technology Ventures, a wholly owned subsidiary of JetBlue Airways Corporation that incubates, invests in and partners with early stage startups. Previously, he was Senior Vice President of Global Supply Chain Operations and Global Chief Information Officer at Pall Corporation and served in a senior supply chain management role at PSS World Medical, Inc. (now McKesson Corporation). Mr. Sundaram also serves as a director of WESCO International, Inc. (NYSE: WCC). Mr. Sundaram holds a Bachelor of Science degree in Chemistry from Madurai Kamaraj University, a Supplemental Degree in Logistics Management from the Institute of Rail Transport, India and a Masters of Science in International Transportation Management from State University of New York Maritime College.

QUALIFICATIONS
Our Board believes that Mr. Sundaram’s experience as a technology executive of a Fortune 500 company and his expertise in digital tools and applications and cybersecurity and overall knowledge of our products and industry qualify him to serve as a director.

MICHAEL WIDMANN | Managing Director of Silver Lake

Director Since: 2020
CAREER HIGHLIGHTS
Michael Widmann has served on our Board since February 2020. Mr. Widmann is currently a Managing Director of Silver Lake, which he joined in 2011. Previously, he worked in the Technology Investment Banking Group at Credit Suisse. He currently serves on the board of directors of N-able, Inc. (NYSE: NABL) and TEG Pty Ltd. Mr. Widmann received a B.A. in Economics from Claremont McKenna College.

QUALIFICATIONS
Our Board believes that Mr. Widmann’s industry experience and overall knowledge of our business qualify him to serve as a director.

Class III Directors (Terms Expire in 2024)

CATHLEEN BENKO | Former Vice Chairman and Managing Principal of Deloitte LLP

Director Since: 2021
CAREER HIGHLIGHTS
Cathleen Benko has served on our board of directors since November 2021. A former Vice Chairman and Managing Principal of Deloitte LLP, Ms. Benko was previously Deloitte Consulting’s first global e-Business leader and first Chief Talent Officer, where she devised more agile and inclusive career development models. Ms. Benko is also a member of the Board of Directors and compensation committee of NIKE, Inc. (NYSE: NKE), a member of the Board of Directors, compensation committee chair and audit committee member of Prime Impact Acquisition I (NYSE: PIAI), and member of the Board of Directors of WorkBoard. She serves as chair of the Harvard Business School/NC Advisory Council and a member of the board of directors for several nonprofit organizations including Stanford’s Institute for Research in the Social Sciences, American Corporate Partners, National Association of Corporate Directors, the International Women’s Forum and Life Skills For Soldiers. Ms. Benko holds an M.B.A. from Harvard Business School and B.S. from Ramapo College of New Jersey where she was awarded the President’s Award of Merit, the school’s highest distinction.

QUALIFICATIONS
Our Board believes that Ms. Benko’s management and digital transformation experience and her industry knowledge qualify her to serve as a director.

MICHAEL HOFFMANN | Principal at Thoma Bravo

Director Since: 2018
CAREER HIGHLIGHTS
Michael Hoffmann has served on our Board since October 2018. Mr. Hoffmann is a Partner at Thoma Bravo. Previously, he served as a Principal at Thoma Bravo and joined Thoma Bravo as a Vice President in August 2014. Mr. Hoffmann was previously an associate with the private equity firm Providence Equity Partners from 2010 to 2012. Prior to Providence Equity Partners, Mr. Hoffmann was an investment banking analyst with Citigroup Global Markets Inc. from 2008 to 2010. Mr. Hoffmann received his M.B.A. from the Stanford Graduate School of Business and graduated with an A.B. in Economics from Harvard University. Mr. Hoffmann currently serves on the board of directors of several software and technology services companies in which certain investment funds advised by Thoma Bravo hold an investment, including ConnectWise, LLC, N-Able, Inc. (NYSE: NABL) and Talend SA.

QUALIFICATIONS
Our Board believes that Mr. Hoffmann’s industry experience and overall knowledge of our business qualify him to serve as a director.

DENNIS HOWARD | Executive Vice President and Chief Information Officer of Charles Schwab & Co, Inc.

Director Since: 2020
CAREER HIGHLIGHTS
Dennis Howard has served on our Board since September 2020. Mr. Howard has served as the Managing Director and Chief Information Officer of Charles Schwab & Co, Inc. since 2016 and previously served as its Senior Vice President, Core Technology Services from 2014 to 2016. Prior to Charles Schwab, he served as Senior Vice President and Chief Information Officer of Visa Inc. and in various other information technology roles at Visa across a number of disciplines, including development of enterprise systems, data and analytics and client-facing product development. Prior to Visa, Mr. Howard worked in technology at Commerce One, Inc. and other firms and served in several roles in the public sector. Mr. Howard holds a B.A. from the University of Texas at San Antonio and a Masters of Public Policy and Administration from Baylor University.

QUALIFICATIONS
Our Board believes that Mr. Howard’s industry experience and overall knowledge of our business qualify him to serve as a director.

DOUGLAS SMITH | Industry Partner of Motive Partners GP, LLC

Director Since: 2021
CAREER HIGHLIGHTS
Douglas Smith has served on our Board since May 2021. Mr. Smith has been an Industry Partner of Motive Partners GP, LLC, an investment firm focused on technology enabled companies that power the financial services industry, since June 2020 and previously served as an Adviser from September 2019 to June 2020. Mr. Smith also served as a senior advisor to Silver Lake from 2016 to 2019. Prior to that, Mr. Smith was the Co-Founder of Anaplan, Inc. where he held a variety of roles from 2009 to 2018. Previously, he was Global Chief Operating Officer of Capco. Prior to Capco, Mr. Smith served as an Operating Partner with Symphony Technology Group. Earlier in his career, he held positions including Executive Vice President and Chief Financial Officer of Mercury Interactive, co-head of the software practice at Hambrecht & Quist Capital Management, LLC, and Executive Vice President and Chief Financial Officer of Computervision, Inc. Mr. Smith currently serves on the board of directors of InvestCloud, Inc. and ServiceMax, Inc. and previously served on our Board from January 2018 to May 2018. Mr. Smith holds an M.A. in International Relations and Affairs from Northeastern University and a B.A. in Economics from Union College.

QUALIFICATIONS
Our Board believes that Mr. Smith’s industry experience and overall knowledge of our business qualify him to serve as a director.

Involvement in Certain Legal Proceedings

Douglas Smith, a director, is subject to a final judgment, entered on February 21, 2013, by a federal district court relating to alleged violations by Mr. Smith of Section 17(a) of the Securities Act of 1933, as amended (the “Securities Act”), and Sections 10(b), 13(b)(5), 14(a) and 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and rules promulgated thereunder, including Exchange Act Rule 10b-5, in connection with Mr. Smith’s service as Chief Financial Officer of Mercury Interactive, LLC. The allegations concern Mercury Interactive’s practices with respect to stock option backdating and recording of compensation expense, as well as its disclosure practices with respect to revenue recognition. Without admitting or denying any allegations, Mr. Smith consented to be permanently enjoined from violating Sections 17(a)(2) and 17(a)(3) of the Securities Act, to disgorge $451,200 of alleged profit to Mercury Interactive and to pay to the SEC a civil monetary penalty of $100,000. Mr. Smith also agreed to reimburse Hewlett-Packard Corporation, which acquired Mercury Interactive, an amount equal to $2,814,687 pursuant to Section 304 of the Sarbanes-Oxley Act of 2002. All such amounts have been paid in full and the judgment did not include any restrictions on Mr. Smith’s service as an officer or director of any public company.

Required Vote and Recommendation of the Board for Proposal One
You may vote “FOR,” or “WITHHOLD” on this proposal. The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions and broker non-votes are not votes cast and will not be counted in determining the outcome of the election of directors.
Our nominating and corporate governance committee has recommended, and our Board has approved, Sudhakar Ramakrishna, William Bock, Seth Boro and Kenneth Y. Hao as nominees for election as Class I directors at the annual meeting. If elected, Messrs. Ramakrishna, Bock, Boro and Hao will serve as Class I directors until the 2025 annual meeting of stockholders or until their successors are duly elected and qualified.

Our Board recommends that you vote FOR Messrs. Ramakrishna, Bock, Boro and Hao.

COMMITMENT TO SUSTAINABILITY
SolarWinds is a leading provider of simple, powerful, and secure IT management software built to enable organizations to accelerate their digital transformation.. While our core competency is end-to-end hybrid IT observability and performance management, ultimately our business is about stakeholders, and our team leads a focused effort to integrate sustainability and corporate social responsibility into day-to-day operations. By incorporating environmental, social and governance (“ESG”) principles into how we do business, we address the issues that matter most.
Our mission is to help customers accelerate business transformation through simple, powerful, and secure solutions designed for hybrid IT multi-cloud environments. We endeavor to be a people-first company, serving and supporting all of our customers and communities, and valuing all of our employees. As part of this overall mission, we focus on integrating our CARE Values (collaboration, accountability, ready and empathy) into how we conduct business.
In 2021, the Company continued to further evolve our strategy. Our executive leadership team and our Board of Directors recognize the importance of these responsibilities, and we have established an internal cross-functional working group that is tasked with driving additional progress in initiatives that promote sustainability. We believe in focusing our efforts on where we can have the most impact. Against this backdrop, we have determined that our ESG areas of focus include: (1) Environmental Responsibility (2) Social Impact and (3) Governance.
Environmental Responsibility
We embed the principles of advancing a circular economy into our practices through green investments and long-term implementation of new technologies. We are devoted to operating our business in a sustainable manner and have undertaken a number of initiatives designed to reduce our impact on the environment and to promote environmentally friendly projects. With a view to increasing efficiency and reducing waste, we are continuing to digitize manual back office functions. Notably, we:
•Increased the use of e-records and e-signing technology resulting in paper waste and carbon emissions reduction;
•Continued to migrate technology infrastructure to a cloud environment, reducing energy usage, and accordingly, our carbon footprint; and
•Encouraged environmentally friendly work practices by supporting the recycling of plastic, glass and paper.
Additionally, we continuously monitor and improve the operational and environmental performance of our properties including our headquarters. We engage qualified energy professionals to conduct regular third-party inspections and provide utility and financial savings information to relevant decision makers. We are also continuously researching and designing innovative ways to boost efficiency, such as utilizing high-efficiency electrical equipment, including LED and motion detector lighting, alternative energy sources, and high-efficiency HVAC units.
We believe that our focus on environmental sustainability, with the objective of reducing costs and improving sustainability of our operations will provide a strategic benefit to the Company. Furthermore, we recognize that climate change is a growing risk for our planet, and we are committed to doing our part to mitigate this risk by placing increased focus and emphasis on environmental consciousness.
Social Impact
We believe in upholding the principle of human rights, worker safety and observing fair labor practices within our organization and within our supply chain. We are committed to ensuring wellness and embracing diversity and inclusion throughout the organization. Our social initiatives are focused on a people first model.

We have begun to transform and modernize our culture and talent management by implementing human capital management (“HCM”) reporting and practices to establish a foundation to enable leaders to better hire talent and manage teams. These practices include standards for setting goals, performance evaluations, succession planning, and learning and development. We are committed to pay parity and regularly review our compensation model to ensure fair and inclusive pay practices across our business.

We believe the wellness and development of our employees is paramount, and the Company’s success is fundamentally connected with the well-being of our team members. Additionally, the health and well-being of our employees is our top priority and in recognition of this, we aim to provide a robust health and wellness package. We continually evolve our benefits plans to remain competitive and to meet the needs of our workforce to include health and medical insurance, paid vacation, sick leave, bereavement leave, standard maternity, as well as an education reimbursement. We support the wellness of all colleagues through various programs, including online health engagement.
In 2021, we continued to closely monitor the impact of the COVID-19 pandemic. The safety of our stakeholders continues to be our top priority during the pandemic. We actively monitored coronavirus updates and were guided by the recommendations of local health officials and U.S. Center of Disease Control (“CDC”) guidelines. Going forward, we are committed to continuing to provide a safe workplace for all our stakeholders.

A diverse and inclusive workplace begins with our core values. Our goal is to attract, retain and develop a workforce that is diverse in background, knowledge, skill and experience. We are committed to providing equal employment opportunities for training, compensation, transfer, promotion and other aspects of employment for all qualified applicants and employees without regard to sex, race, color, religion, national origin, age, disability, sexual orientation or veteran status.

To advance our objectives, we have increased the availability of training on topics such as anti-harassment, anti-discrimination and unconscious bias. The Company also conducted engagement surveys to elicit feedback from employees, and is developing action plans for continuous improvement in the areas of diversity and inclusion. Employees regularly meet with supervisors to create and refine their individual development plans.
We are also focused on making a positive impact with all our diverse stakeholders through charity and fundraising, educational sponsorship, and local community development that drive an inclusive culture. Some 2021 highlights include:
• Over $250,000 given to local charities;
• Our employees volunteered a total of 1,100+ hours in the community; and
• Continued support of many local non-profits.
Governance
Our Board of Directors and senior leadership actively support and promote sound corporate governance and risk management across the Company. This culture of accountability, integrity and transparency affirms our unwavering commitment to building sustainable value. We have a long history of excellence in corporate governance and compliance practices, including an emphasis on accountability and authenticity in-line with our CARE values. Key ESG governance priorities include:
• Integrating ESG matters into overall governance structure and enterprise risk management;
• Advancing cybersecurity and risk management frameworks; and
• Proactively engaging stakeholders.
Our Code of Conduct is designed to ensure that our directors, officers and employees comply with applicable rules and regulations. We also possess a robust Technology and Cyber Committee Charter and Corporate Governance Guidelines, which are available on our website.
Our internal risk management team, headed by our Chief Information Security Officer, oversees compliance with applicable laws and regulations and coordinates with subject matter experts throughout the business to identify, monitor, and mitigate risk including information security risk management and cyber defense programs. These teams maintain rigorous testing programs and regularly provide updates to the Company leadership as well as the Board of Directors. We have a robust Information Security program that incorporates multiple layers of physical, technical and administrative controls. We leverage the latest security configurations and technologies on our systems, devices, and third-party connections and further vet third-party vendors’ security capabilities and controls, as required, through the organization’s vendor management process.

We routinely engage with our stockholders to better understand their views on ESG matters, carefully considering the feedback we receive and acting when appropriate. For more information, please visit our corporate website: www.solarwinds.com.

CORPORATE GOVERNANCE
Board of Directors
Our business and affairs are managed under the direction of our Board. Currently, our Board consists of twelve persons, eleven of whom qualify as “independent” under the listing standards of The New York Stock Exchange, or NYSE. The number of directors is fixed by our Board, subject to the terms of our third amended and restated certificate of incorporation, or charter, amended and restated bylaws, or bylaws, and amended and restated stockholders’ agreement dated October 18, 2018, as amended, or the stockholders’ agreement.
Certain Sponsor Rights
We have a valuable relationship with our Sponsors, who acquired us in February 2016 in a take private transaction, or the Take Private. As of March 31, 2022, the Sponsors beneficially owned in the aggregate 69.52% of our common stock.  Our Sponsors have certain voting and director nomination rights under the stockholders’ agreement.
Pursuant to the terms of the stockholders’ agreement, the Sponsors are entitled to nominate members of our Board as follows:
•so long as the Silver Lake Funds own, in the aggregate, (i) at least 20% of the aggregate number of then outstanding shares of common stock, affiliates of Silver Lake will be entitled to nominate three directors, (ii) less than 20% but at least 10% of the then outstanding shares of common stock, affiliates of Silver Lake will be entitled to nominate two directors, and (iii) less than 10% but at least 5% of the aggregate number of then outstanding shares of common stock, affiliates of Silver Lake will be entitled to nominate one director;
•so long as the Thoma Bravo Funds and their co-investors own, in the aggregate, (i) at least 20% of the aggregate number of then outstanding shares of common stock, affiliates of Thoma Bravo will be entitled to nominate three directors, (ii) less than 20% but at least 10% of the aggregate number of then outstanding shares of common stock, affiliates of Thoma Bravo will be entitled to nominate two directors, and (iii) less than 10% but at least 5% of the aggregate number of then outstanding shares of common stock, affiliates of Thoma Bravo will be entitled to nominate one director; and
•so long as (i) the Silver Lake Funds own, in the aggregate, at least 20% of the aggregate number of then outstanding shares of common stock, and (ii) the Thoma Bravo Funds and their co-investors own, in the aggregate, at least 20% of the aggregate number of then outstanding shares of common stock, Silver Lake and Thoma Bravo will be entitled to mutually nominate one director.
Pursuant to the stockholders’ agreement, Messrs. Boro, Hoffmann and Lines were elected as designees of affiliates of Thoma Bravo and Messrs. Hao, Smith and Widmann were elected as designees of affiliates of Silver Lake. As of March 31, 2022, each of the Silver Lake Funds and the Thoma Bravo Funds and their co-investors continued to own more than 20% of the aggregate number of then outstanding shares of common stock and, accordingly, retain their right to each nominate three directors under the stockholders’ agreement as well as their right to collectively nominate one mutual director. Of the Class I director nominees up for election at the annual meeting, Mr. Boro is the designee of affiliates of Thoma Bravo and Mr. Hao is the designee of affiliates of Silver Lake. The mutual director seat remains vacant.
For additional information regarding the terms of the stockholders’ agreement see “Certain Relationships and Related Party Transactions—Stockholders’ Agreement.”

Board Leadership
Although our corporate governance guidelines do not require the separation of our Chairman of the Board and Chief Executive Officer positions, the Board separated the roles of Chairman and Chief Executive Officer in August 2020. Mr. Bock serves as the Company’s non-executive Chairman. By separating these roles, the Board believes that Mr. Ramakrishna can focus on executing the Company’s strategy as our President and Chief Executive Officer, and Mr. Bock can devote his attention to matters of Board oversight and governance. Mr. Bock brings considerable skills and experience to the role of Chairman. In this capacity, he has significant responsibilities, including calling and presiding over Board meetings, including meetings of the independent directors, setting meeting agendas and determining materials to be distributed to the Board. Following an executive session of independent directors, the non-executive Chairman acts as a liaison between the independent directors and the Board regarding any specific feedback or issues. Our non-executive Chairman also provides management with input regarding schedule and agenda items for Board and committee meetings and the information to be provided to the independent directors in performing their duties. In addition, each of the committees of the Board is chaired by an independent director. We believe that having an independent Chairman currently provides the most effective leadership model for the Company and when combined with the role of our independent committee chairs, creates an environment that is conducive to objective evaluation and oversight of management’s performance.
Risk Oversight
Our Board is responsible for overseeing our risk management process. The Board administers its risk management oversight primarily through our nominating and corporate governance committee. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.
Our nominating and corporate governance committee is responsible for our general risk management strategy, monitoring and assessing the most significant risks facing us and overseeing the implementation of risk mitigation strategies by management. Our nominating and corporate governance committee also monitors and assesses the effectiveness of our corporate governance guidelines and our policies, plans and programs relating to cyber and data security and legal and regulatory risks associated with our products and business operations.
Our audit committee and compensation committee also are responsible for overseeing certain risks related to their responsibilities. Specifically, our audit committee receives reports from management, the internal audit team, and the Company’s independent registered public accounting firm relating to financial risks. Our compensation committee monitors and evaluates whether any of our compensation policies and programs have the potential to encourage unnecessary risk-taking.
Our technology and cybersecurity committee is responsible for overseeing our information technology systems and cybersecurity risks.
Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance or reporting levels.
Our Board believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure as described under “Board Leadership” above.
Committees of Our Board of Directors
Our Board has established an audit committee, a compensation committee, a nominating and corporate governance committee and a technology and cybersecurity committee, and may have such other committees as our Board may establish from time to time. The composition and responsibilities of each of the committees of our Board is described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Pursuant to the terms of the stockholders’ agreement, any new committees of our Board will include at least one director nominated by Silver Lake and at least one director nominated by Thoma Bravo, as long as each of Silver Lake and Thoma Bravo is still then entitled to nominate at least one director, respectively, and such additional members as determined by our Board, with exceptions for requirements of law and stock exchange rules. The charters for our audit committee, compensation committee, nominating and corporate governance committee and technology and cybersecurity committee are available on the “Investors” portion of our website at www.solarwinds.com.
The following table provides information on the Board’s current committee memberships. Messrs. Hoffmann, Lines and Widmann do not serve on any of our Board’s current committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Technology and Cybersecurity Committee
William Bock	Chair	Chair
Cathleen Benko		Member
Seth Boro		Member
Dennis Howard	Member			Member
Kenneth Y. Hao		Member
Catherine Kinney	Member		Chair
Douglas Smith			Member
Easwaran Sundaram	Member		Member	Chair
Sudhakar Ramakrishna				Member
Audit Committee
Our audit committee currently consists of Messrs. Bock, Howard and Sundaram and Ms. Kinney, and Mr. Bock currently serves as the chair of our audit committee. Our Board has determined that each current member of the audit committee satisfies the requirements for independence, financial literacy and financial expertise under the applicable rules and regulations of the SEC and listing standards of the NYSE (including the additional independence standards applicable to audit committee members). Our Board has determined that each of our current audit committee members qualifies as an “audit committee financial expert” as defined in the rules of the SEC. Our audit committee is, among other things, responsible for:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;
•establishing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•considering the adequacy of our internal controls and internal audit function;
•reviewing material related-party transactions or those that require disclosure; and
•approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.
Compensation Committee
Our compensation committee currently consists of Messrs. Bock, Boro and Hao and Ms. Benko, and Mr. Bock currently serves as the chair of our compensation committee. Our Board has determined that each member of the compensation committee meets the additional independence standards of the NYSE and the SEC applicable to members of compensation committees. In addition, each member of the compensation committee is (1) an “outside director,” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and (2) a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
Our compensation committee is, among other things, responsible for:
•reviewing and approving, or recommending that our Board approve, the compensation of our executive officers;
•reviewing and recommending to our Board the compensation of our non-employee directors;
•reviewing and recommending to our Board the terms of any compensatory agreements with our executive officers;
•administering our stock and equity incentive plans;
•reviewing and approving, or making recommendations to our Board with respect to, incentive compensation and equity plans; and
•reviewing our overall compensation philosophy.
In addition, the compensation committee may delegate to the Chief Executive Officer the authority to make grants of equity-based compensation within established guidelines to certain eligible individuals who are not executive officers.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee currently consists of Ms. Kinney and Messrs. Smith and Sundaram, and Ms. Kinney currently serves as the chair of our nominating and corporate governance committee. Michael Bingle, a member of our Board in 2021 until his decision not to stand for reelection at our annual meeting on May 28, 2021, served on our nominating and corporate governance committee in 2021 until May 28, 2021. Our Board has determined that each member of the nominating and corporate governance committee meets the additional independence standards of the NYSE.
Our nominating and corporate governance committee is, among other things, responsible for:
•identifying and recommending candidates for membership on our Board, in accordance with the terms and requirements of the stockholders’ agreement;
•reviewing and recommending our corporate governance guidelines and policies;
•reviewing proposed waivers of the code of business conduct and ethics for directors and executive officers;
•overseeing the process of evaluating the performance of our Board;
•overseeing our general risk management strategy;
•overseeing succession planning for our executive officers and Chief Executive Officer, and providing regular reports on the progress of succession planning to the Board;
•establishing and reviewing compliance with stock ownership guidelines for the Company’s executive officers and non-employee directors; and
•assisting our Board on corporate governance matters.
Technology and Cybersecurity Committee
Our technology and cybersecurity committee was formed on January 6, 2021 and currently consists of Messrs. Ramakrishna, Howard and Sundaram, and Mr. Sundaram currently serves as the chair of our technology and cybersecurity committee. Our Board has determined that each member of the technology and cybersecurity committee, other than Mr. Ramakrishna, meets the additional independence standards of the NYSE.
Our technology and cybersecurity committee is, among other things, responsible for:
•providing guidance to the Board and oversight as appropriate with respect to our material activities related to the December 2020 cyberattack and related matters, including, without limitation, internal or third-party investigations, public or governmental disclosures, our remediation efforts and our policies and procedures with respect thereto;
•providing guidance to the Board on our cybersecurity and other IT risks, controls and procedures and our strategy to mitigate cybersecurity risks and potential breaches;
•reviewing and providing guidance to the Board on the integrity of our IT systems’ operational controls to ensure legal and regulatory compliance;
•reviewing periodically with management our disaster recovery capabilities; and
•annually reviewing the appropriateness and adequacy of our cyber-insurance coverage.
Director Independence
Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that each of Ms. Benko, Ms. Kinney and Messrs. Bock, Boro, Hao, Hoffmann, Howard, Lines, Smith, Sundaram, and Widmann (comprising all of our directors other than Mr. Ramakrishna) do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of our directors (other than Mr. Ramakrishna) is “independent” as that term is defined under the listing standards of the NYSE. In addition, our Board previously determined that Michael Bingle, who served on our Board in 2021 until his decision not to stand for reelection at our annual meeting on May 28, 2021 was “independent” (as that term is defined under the listing standards of the NYSE) at the time he served as a director. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence and eligibility to serve on the committees of our Board, including the transactions described in “Certain Relationships and Related Party Transactions.”

Communications to the Board of Directors
Stockholders and any other interested parties may communicate with the members of the Board, with individual directors, including our Chairman, or with any group of directors, including our independent directors, by sending a letter to our Corporate Secretary at 7171 Southwest Parkway, Building 400, Austin, Texas 78735 or general_counsel@solarwinds.com. The Corporate Secretary will maintain a log of such communications and will transmit as soon as practicable such communications to the Board or to the identified director(s), although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently, as determined by the Corporate Secretary.
Director Nomination Procedures
The nominating and corporate governance committee has the responsibility for reviewing and recommending to the Board the Company’s candidates for director positions in accordance with the terms and requirements of the stockholders’ agreement. The nominating and corporate governance committee, in evaluating Board candidates, considers factors such as professional background and skills, personal character, values and discipline, ethical standards, diversity and other outside commitments, all in the context of an assessment of the needs of the Board at the time. The committee’s objective is to maintain a Board of individuals of the highest personal character, integrity and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. The nominating and corporate governance committee considers diversity in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of a global technology business.
The nominating and corporate governance committee will consider director candidates recommended by stockholders in the same manner and using the same criteria as used for any other director candidate. The nominating and corporate governance committee also may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the nominating and corporate governance committee, a stockholder must submit a recommendation in writing to our Corporate Secretary at 7171 Southwest Parkway, Building 400, Austin, Texas 78735, and must include the following information:
•the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time that the person has owned the shares;
•the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director;
•the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected; and
•any other information about the stockholder and the candidate that would be required if the stockholder provided notice to the Company of its intent to nominate the director candidate pursuant to Section 3.16 of our bylaws.
The nominating and corporate governance committee may require additional information as it deems reasonably required to determine the eligibility of the director candidate to serve as a member of the Board.
For a candidate to be considered by the nominating and corporate governance committee for nomination to the Board at an upcoming annual meeting, a stockholder recommendation must be received by our Corporate Secretary not later than 90 days nor earlier than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders.
The nominating and corporate governance committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity and to constructively challenge management through their active participation and questioning. In particular, the nominating and corporate governance committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of the Company’s businesses.
Our stockholders’ agreement provides the Sponsors with certain nomination rights. See “Corporate Governance—Certain Sponsor Rights” above for more information regarding these rights.

Board and Annual Meetings Attendance
During 2021, our Board held 15 meetings, our audit committee held nine meetings, our compensation committee held four meetings, our nominating and corporate governance committee held four meetings and our technology and cybersecurity committee held nine meetings. During 2021, each current director attended at least 94% of the aggregate of the total number of Board and committee meetings held during the period of such member’s service.
Directors are encouraged, but not required, to attend our annual meeting of stockholders. Seven out of eleven of our current directors who were then serving as directors attended our 2021 annual meeting of stockholders.
Compensation Committee Interlocks and Insider Participation
Ms. Benko and Messrs. Bock, Boro and Hao served as members of the compensation committee in 2021. None of the members of the compensation committee has at any time been one of our officers or employees. Except as set forth under “Certain Relationships and Related Party Transactions,” none of these members of the compensation committee has any relationships with us of the type that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or compensation committee.
Code of Business Ethics and Conduct
Our Board has adopted a code of business conduct and ethics for all employees, including our President and Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The code of business ethics and conduct and our corporate governance guidelines are available on the “Investors” portion of our website at www.solarwinds.com. To the extent and in the manner required by applicable rules of the SEC and NYSE, we intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act.

DIRECTOR COMPENSATION
2021 Director Compensation Table
The following table provides information regarding the compensation paid to our non-employee directors for the fiscal year ended December 31, 2021.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
Cathleen Benko(3)	6,940	459,995	—	466,935
Michael Bingle(4)	22,514	—	—	22,514
William Bock	192,500	210,215	—	402,715
Seth Boro	58,750	210,215	—	268,965
Kenneth Y. Hao	58,750	210,215	—	268,965
Michael Hoffmann	50,000	210,215	—	260,215
Dennis Howard	67,433	210,215	—	277,648
Catherine R. Kinney	72,500	210,215	—	282,715
James Lines	50,000	210,215	—	260,215
Douglas Smith	44,127	210,215	—	254,342
Easwaran Sundaram	77,363	210,215	—	287,578
Michael Widmann	50,000	464,287	—	514,287
________________
(1)The amounts in this column represent the amounts paid in cash to our non-employee directors for board and committee service during the fiscal year ended December 31, 2021 under our non-employee director compensation policy, which is further described below under the caption “Narrative Disclosure to Director Compensation Table—Non-Employee Director Compensation Policy.”
(2)The amounts reported in this column reflect the aggregate grant date fair value of restricted stock units, or RSUs, based on the closing price of a share of common stock on the grant date computed in accordance with ASC Topic 718. The RSUs were the annual equity awards under our non-employee director compensation policy that were granted on the date of our 2021 annual meeting of stockholders as further described below under the caption “Narrative Disclosure to Director Compensation Table—Non-Employee Director Compensation Policy,” other than with respect to Ms. Benko whose annual equity award was granted on November 18, 2021, the date she was appointed to the Board. The number of shares of common stock underlying outstanding stock awards held by each of our non-employee directors as of December 31, 2021 is as follows:

Director Name	Outstanding Stock Awards
Cathleen Benko	29,206
Michael Bingle	—
William Bock	17,402
Seth Boro	17,402
Kenneth Y. Hao	17,402
Michael Hoffmann	17,402
Dennis Howard	26,013
Catherine R. Kinney	17,402
James Lines	17,402
Douglas Smith	16,264
Easwaran Sundaram	27,938
Michael Widmann	23,957
The share numbers presented in the table above are adjusted to account for the Spin-Off, Reverse Split and Special Dividend adjustments (each as defined below). For more information regarding each of these adjustments, see “Compensation Discussion and Analysis—Components of our Equity Incentive Plan—2021 Equity Adjustments” elsewhere in this Proxy Statement.
(3)Ms. Benko was appointed as a director and a member of the compensation committee effective on November 18, 2021.
(4)Mr. Bingle determined not to stand for reelection as a member of our Board effective at our annual meeting on May 28, 2021. Includes pro rata board member and nominating and corporate governance committee member retainers for the period during which Mr. Binge served on our Board and nominating and corporate governance committee during 2021 (from January 1, 2021 to May 28, 2021).

Narrative Disclosure to Director Compensation Table
The compensation committee is responsible for recommending to the Board the form and amount of compensation for non-employee directors. For the fiscal year ended December 31, 2021, our non-employee directors were entitled to receive cash retainers for Board and committee service and awards of RSUs under our non-employee director compensation policy described below.
Non-Employee Director Compensation Policy
At the time of our IPO in October 2018, our compensation committee reviewed our non-employee director compensation program in light of the following principles:
•attract world class business talent, experienced with fast-growing multinationals in the technology sector;
•provide compensation that is competitive relative to our industry, size, and complexity;
•differentiate for roles with added experience requirements and/or time commitments; and
•align program design to focus decision-making on long-term stockholder value creation.
On September 17, 2020, in light of the appointment of Mr. Bock as Chairman of the Board effective August 5, 2020 and the removal of the position of Lead Independent Director on September 17, 2020, the Board approved an amended and restated director compensation policy for all non-employee directors to add compensation for the role of Chairman of the Board. In addition, on April 13, 2021, the Board approved a further amended and restated director compensation policy for all non-employee directors to add compensation for the members of the Technology and Cybersecurity Committee. Pursuant to the amended and restated director compensation policy non-employee directors receive the compensation set forth in the table below. All retainers are annual cash amounts paid quarterly based on the director’s service period. Chairman and committee retainers are in addition to the general Board member retainer. Committee chairs receive the applicable committee chair retainer in lieu of the member retainer payable for service on the committee.

General Board member retainer	$50,000
Chairman retainer	$100,000
Audit Committee Chair retainer	$25,000
Compensation Committee Chair retainer	$17,500
Nominating and Corporate Governance Committee Chair retainer	$10,000
Technology and Cybersecurity Committee Chair retainer	$10,000
Audit Committee member retainer	$12,500
Compensation Committee member retainer	$8,750
Nominating and Corporate Governance Committee member retainer	$5,000
Technology and Cybersecurity Committee member retainer	$5,000
Initial equity award	$460,000 value (100% RSUs)(1)
Initial equity award - Chairman	$50,000 value (100% RSUs)(2)
Annual equity award	$210,000 (100% RSUs)(3)

(1)Each individual first elected or appointed to the Board as a non-employee director is granted an award of RSUs on the date of such initial election or appointment. The number of RSUs granted is calculated by dividing the stated dollar amount by the closing price of one share of our common stock on the grant date. The awards vest annually over four years with 25% of the RSUs vesting on each anniversary of the grant date, subject to continued service through each applicable date, unless otherwise determined by the Board and set forth in the grant agreement between the non-employee director and the Company.
(2)In addition to the initial equity award granted to each new non-employee director, a member assuming the role of Chairman is granted an additional award of RSUs. The initial equity award is granted on the date the non-employee director is first appointed as Chairman. The number of RSUs granted is calculated by dividing the stated dollar amount by the closing price of one share of our common stock on the grant date. The award will vest 100% on the date of our next annual meeting of stockholders following the grant date, subject to continued service through such date.
(3)The annual equity award is granted to continuing non-employee directors on each date of our annual meeting of stockholders if, as of such date, the director has served on the Board for at least the preceding six months. The number of RSUs granted is calculated by dividing the stated dollar amount by the closing price of one share of our common stock on the grant date. The award will vest 100% on the one-year anniversary of the grant date, subject to continued service through such date.

Non-Employee Director Stock Ownership Guidelines
In September 2019, our nominating and corporate governance committee adopted stock ownership guidelines that apply to our non-employee directors. Pursuant to these guidelines, as of January 1 of each year, each of our non-employee directors must retain an equity interest in the Company that is at least three times the base annual cash board retainer. For purposes of the stock ownership guidelines, equity interests include vested and unvested shares of common stock, vested but unexercised stock options, unvested stock options, unvested RSUs, and unvested performance stock units, or PSUs, whose level of achievement has been certified by the compensation committee but are subject to further service-based vesting. With respect to non-employee directors that are designees of the Silver Lake Funds under our stockholders’ agreement, equity interests for the purposes of calculating stock ownership guideline compliance also includes shares of common stock owned by the Silver Lake Funds. With respect to non-employee directors that are designees of the Thoma Bravo Funds under our stockholders’ agreement, equity interests for the purposes of calculating stock ownership guideline compliance also includes shares of common stock owned by the Thoma Bravo Funds. For purposes of our stock ownership guidelines, the value of the equity interests held by a non-employee director is calculated based on the average closing stock price of one share of the our common stock as listed on the NYSE for the 30 calendar days preceding the determination date of January 1st of each year.
Each non-employee director shall have five years to accumulate this equity interest from the later of the implementation of the stock ownership guidelines and the date such person became subject to the stock ownership guidelines. Following the accumulation period, in the event that a non-employee director no longer holds the required interest as a result of fluctuations in the trading price of our common stock or changes in the annual cash board retainer, such non-employee director will have one year to regain the required equity interests. As of January 1, 2022, each of our non-employee directors was in compliance with our non-employee director stock ownership guidelines.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The audit committee of our Board has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2022 and will present such appointment to the stockholders for ratification at the annual meeting of stockholders. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting to respond to questions from stockholders and will be given the opportunity to make a statement if so desired.
Stockholder ratification of the audit committee’s appointment of PricewaterhouseCoopers LLP is not required by our organizational documents or applicable law. However, the audit committee and the Board believe it is a good corporate governance practice to request stockholder ratification of the audit committee’s appointment of PricewaterhouseCoopers LLP and will take your vote on the proposal into consideration when appointing our independent registered public accounting firm in the future. If the appointment of PricewaterhouseCoopers LLP is not ratified by you, the audit committee may reconsider the appointment. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Audit and Non-Audit Fees
PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the years ended December 31, 2021 and 2020. In addition to performing the audit of our consolidated financial statements, PricewaterhouseCoopers LLP also provides various other services to us. Fees paid to PricewaterhouseCoopers LLP for services provided during these years are presented below.

	2021	2020
Audit Fees	$3,091,000	$3,315,000
Audit-Related Fees	765,000	2,325,000
Tax Fees	673,500	479,014
Other Fees	900	900
Total	$4,530,400	$6,119,914

Audit Fees. Audit fees consist of professional services rendered for the audit of our annual consolidated financial statements and the effectiveness of its internal control over financial reporting, the review of interim financial statements included in our quarterly reports on Form 10-Q, accounting consultations related to audit services and other services that are normally provided by the independent auditor in connection with statutory and regulatory filings both domestically and internationally. Audit fees also consist of (i) external legal fees in connection with government investigations related to the Cyber Incident and (ii) additional fees associated with the Spin-Off of the N-able business.
Audit-Related Fees. Audit-Related Fees in 2021 consist of fees associated with service organization controls readiness and reports. Audit-Related Fees in 2020 consist of fees associated with the carve-out audits for the Spin-Off of the N-able business.
Tax Fees. Tax fees include services for tax compliance and research, tax advice, exam assistance, tax planning and technical tax advice.
Other Fees. Other fees consist of fees for accounting research software.
Pre-Approval of Audit and Non-Audit Services
The audit committee is authorized by its charter to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm. The audit committee reviews and approves the independent registered public accounting firm’s retention to perform audit services, including the associated fees. The audit committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the audit committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval.
All services provided by PricewaterhouseCoopers LLP during the fiscal years ended December 31, 2021 and December 31, 2020 were pre-approved by the audit committee.

The audit committee has reviewed the fees and services described above, and believes that such fees and services are compatible with maintaining the independence of PricewaterhouseCoopers LLP.
Required Vote and Recommendation of the Board for Proposal Two
You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal.

Our Board recommends that you vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

REPORT OF THE AUDIT COMMITTEE
The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, and/or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, or the Securities Act, except to the extent the Company specifically incorporates it by reference into such filing.
The audit committee of our Board is responsible for, among other things, reviewing with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the scope and results of their audit engagement. In connection with the 2021 audit, the audit committee:
•reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2021;
•discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC; and
•received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCooper LLP’s communications with the audit committee concerning independence, and the audit committee has discussed with PricewaterhouseCoopers LLP that firm’s independence.
Based on the review and discussions described in the preceding bullet points, the audit committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC.

                                SUBMITTED BY THE AUDIT COMMITTEE OF
                                THE BOARD OF DIRECTORS
William Bock (Chair)
Dennis Howard
Catherine R. Kinney
Easwaran Sundaram

PROPOSAL THREE: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”)
We currently conduct advisory votes on executive compensation every year, with the next vote to occur at the 2023 annual meeting.
The compensation committee and the Board believe our executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives, and other materials in this proxy statement reflects our goal of linking Company performance with executive compensation. The compensation committee and the Board believe that the executive compensation program is reasonable and effective in that it aligns the interests of our executive officers with both the short-term and long-term interests of our stockholders.
As required pursuant to Section 14A of the Securities Exchange Act, the “Say-on-Pay” proposal gives you as a stockholder the opportunity to endorse or not endorse our executive compensation program through the following resolution:
“RESOLVED, that the compensation of our named executive officers, as described in the section titled “Compensation Discussion and Analysis,” the compensation tables and the related narratives and other materials in this Proxy Statement is hereby approved.”
Because this vote is advisory, it will not be binding upon the Board, the compensation committee or the Company. However, the compensation committee will strongly consider the outcome of the vote when determining future executive compensation arrangements. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.
Required Vote and Recommendation of the Board for Proposal Three
You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions will be counted towards the vote total and will have the same effect as votes against this proposal. Broker non-votes are not votes cast and will not be counted in determining the outcome of the nonbinding advisory vote on the compensation of our named executive officers.

Our Board recommends that you vote “FOR” the non-binding advisory vote to approve the compensation of our named executive officers.

EXECUTIVE OFFICERS
Set forth below is the name, age, and position of each of our executive officers as of the date of this proxy statement.

Name	Age	Position
Sudhakar Ramakrishna	54	President and Chief Executive Officer
J. Barton Kalsu	54	Executive Vice President, Chief Financial Officer and Treasurer
Jason W. Bliss	47	Executive Vice President, Chief Administrative Officer and Secretary
Rohini Kasturi	46	Executive Vice President, Chief Product Officer
Andrea Webb	53	Executive Vice President, Chief Customer Officer
Sudhakar Ramakrishna—For biographical information, see “Proposal One—Nominees for Election as Class I Directors at the Annual Meeting.”
J. Barton Kalsu has served as our Executive Vice President, Chief Financial Officer and Treasurer since April 2016. He served as our Executive Vice President, Finance and Chief Accounting Officer from October 2013 to April 2016 and served as our Chief Accountant and Senior Vice President, Finance, from November 2011 to October 2013. Mr. Kalsu joined the Company as Chief Accountant and Vice President, Finance in August 2007. Prior to joining the Company, Mr. Kalsu worked for JPMorgan Chase Bank as Vice President, Commercial Banking, from June 2005 until August 2007. From April 2002 until June 2005, Mr. Kalsu worked for Red Hat, Inc. as Senior Director of Finance. Mr. Kalsu previously served on the board of directors of EP Energy Corporation (NYSE: EPE) and Athlon Energy Inc. (Nasdaq: ATHL). He holds a B.S. in Accounting from Oklahoma State University.
Jason W. Bliss has served as our Executive Vice President, Chief Administrative Officer, General Counsel and Secretary since April 2021. Mr. Bliss previously served as our Executive Vice President, Corporate Development, General Counsel and Secretary from January 2020 to April 2021, Executive Vice President, General Counsel and Secretary from June 2016 to January 2020, Senior Vice President, General Counsel and Secretary from April 2016 to June 2016, Senior Vice President, Legal Operations and Corporate Development from October 2013 to April 2016, Vice President, Corporate Development from June 2012 to October 2013 and Assistant General Counsel from March 2008 to June 2012. Prior to joining the Company, Mr. Bliss was an associate at DLA Piper LLP (US) specializing in mergers and acquisitions, capital market transactions and technology licensing. Prior to DLA Piper, Mr. Bliss was a technology consultant with Accenture. Mr. Bliss earned a J.D. and an M.B.A. from Duke University and a B.S. in Engineering Science from the University of Virginia.
Rohini Kasturi joined the Company as Executive Vice President, Chief Product Officer in March 2021. Prior to joining the Company, Mr. Kasturi worked for Pulse Secure, as Chief Product and Development Officer, from Feb 2019 until Feb 2021. From Dec 2016 until May 2018, Mr. Kasturi worked for Veritas Technologies, LLC as Vice President of Cloud and Data Management Business Unit. From April 2014 until December 2016, Mr. Kasturi worked for Avni Networks, Inc., as Founder, President, Chief Executive Officer and Chief Technology Officer, prior to its acquisition by Veritas Technologies, LLC. Mr. Kasturi holds a bachelor’s degree in Computer Science and Engineering from Andhra University, India. He holds more than 20 patents in various technology areas.

Andrea Webb has served as our Chief Customer Officer since January 2021. Ms. Webb previously served as our Senior Vice President, Customer Retention and Renewal Sales from January 2019 to January 2021, Global Vice President Customer Retention and Renewal Sales from January 2017 to January 2019, Vice President Customer Retention and Renewal Sales January 2012 to January 2017, Director Customer and Business Operations January 2009 to January 2012, Sr. Manager Customer and Business Operations from January 2006 to January 2009 and Operations and Business Manager from 2002 to January 2006. Prior to joining the Company, Ms. Webb was a Senior Business Analyst for First Union, Default Services, where she managed the Default Services Portfolio, Reporting and Analyst teams.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following discussion and analysis provides information regarding our compensation program, policies, and practices during 2021 and, as appropriate, any actions taken since the end of 2021 and prior to the filing of this proxy statement for the following named executive officers (our “NEOs”):
•Sudhakar Ramakrishna, our President and Chief Executive Officer (our “CEO”);
•J. Barton Kalsu, our Executive Vice President, Chief Financial Officer, and Treasurer;
•David Gardiner, our Executive Vice President, Chief Revenue Officer1;
•Jason W. Bliss, our Executive Vice President, Chief Administrative Officer and Secretary; and
•John Pagliuca, our former Executive Vice President and President, MSP.
During fiscal 2021, we had only five executive officers, one of whom resigned in connection with the Spin-Off (as defined below). Therefore, our NEOs for 2021 include our Chief Executive Officer, our Chief Financial Officer, our two other most highly compensated executive officers, as determined by reference to total compensation for 2021, who were serving as executive officers at the end of 2021 and one additional individual for whom disclosure would have been required but for the fact that he was not serving as an executive officer at the end of the last completed fiscal year.
Executive Transitions

Mr. Pagliuca, our former Executive Vice President and President, MSP, transferred to N-able as its President, Chief Executive Officer upon the completion of the Spin-Off (as described below) on July 19, 2021.
The following discussion and analysis of the compensation arrangements of the NEOs for 2021 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.
Executive Summary
Who We Are
We are a leading provider of simple, powerful and secure information technology (“IT”) management software. Our solutions give organizations worldwide, regardless of type, size or complexity, the power to accelerate business transformation in today’s hybrid IT environments. We combine customer-driven products with an “inside first” sales model to grow our business while also generating significant cash flow.
2021 Business Developments
In August 2020, we announced that our Board of Directors had authorized us to explore a potential spin-off (the “Spin-Off”) of our managed service provider (“MSP”) business into a newly created and separately traded public company, N-able, Inc. (“N-able”). Our Board of Directors believed that spinning off MSP would enable us and N-able to more effectively pursue our distinct operating priorities and strategies and enable management of both companies to focus on unique opportunities for long-term growth and profitability. Our Board of Directors also believed that, if completed, the potential Spin-Off would enable stockholders to more clearly evaluate the performance and future potential of each business on a standalone basis, while allowing each to pursue its own distinct business strategy and capital allocation policy. As originally contemplated, the spun-off business would be run by Mr. Pagliuca, the president of SolarWinds MSP, and the SolarWinds MSP executive team and staff would remain in place. Following the announcement, our management team undertook significant due diligence to evaluate the potential Spin-Off, which required the final approval of our Board of Directors, and anticipated that if we proceeded with the Spin-Off, the transaction would not be expected to be completed earlier than the first fiscal quarter of 2021.
In mid-December 2020, we announced that we had been the victim of a cyberattack on our Orion Software Platform and internal systems (the “Cyber Incident”). We retained third-party cybersecurity experts to assist in an investigation of these matters and, given the highly sophisticated and targeted nature of the attack, began actively collaborating with our partners, vendors, and law enforcement and intelligence agencies around the world to investigate and remedy this incident. We also
1 Mr. Gardiner resigned as our Executive Vice President, Chief Revenue Officer, effective as of April 1, 2022.

mobilized our incident response team and quickly shifted significant internal resources to investigate and remediate the vulnerability, including releasing hotfix updates to impacted customers that we believed would close the code vulnerability when implemented. Further, we took various measures to ensure our internal systems were secure.

While recognizing that the amount of time it would take for our investigative work to be complete given the incredible complexity of the Cyber Incident, we also continued to focus on our regular business operations, including progressing with the substantial work required to complete the Spin-Off and working to ensure a smooth CEO transition. We also continued to manage and monitor the impacts of the ongoing COVID-19 pandemic. On January 4, 2021, we welcomed Mr. Ramakrishna as our new CEO and on July 19, 2021, we completed the Spin-Off of the MSP business into a newly created and separately traded public company, N-able (with Mr. Pagliuca, one of our named executive officers transferring to N-able upon the completion of the Spin-Off). We also produced financial results above our public outlook for the year while managing the ongoing impact on our business of the Cyber Incident and Spin-Off.
Impact of Business Developments on our Executive Compensation Program
Given the impact of the Cyber Incident on our Company, including the uncertainty that it was likely to have on our financial results. the impact of the transition to our new CEO, the ongoing impacts of the COVID-19 pandemic, as well as the changes in our business anticipated in connection with the Spin-Off, following consultation with our Board of Directors, in February 2021 the compensation committee determined that it would be extremely challenging to select appropriate performance measures and realistic target levels for our incentive compensation plans for 2021. Our Board of Directors had no visibility into the likely adverse effect that the Cyber Incident, the CEO transition and the ongoing COVID-19 pandemic would have on our business and financial performance for the year.
Consequently, the compensation committee decided to approve certain changes to the design of our executive compensation for 2021, including the use of discretionary annual cash bonuses and time-based equity awards as described below.
2021 Executive Compensation Actions
In light of the Cyber Incident, the transition to our new CEO and the changes in our business anticipated in connection with the Spin-Off, the compensation committee's key compensation actions and decisions for our NEOs for 2021 were as follows:

•Annual Base Salary – Maintained the annual base salaries of our NEOs at their 2020 levels.

•Annual Cash Incentives – In lieu of an annual executive bonus plan, paid a discretionary bonus to our CEO in the amount of $743,836 and to each of our other then-serving NEOs in amounts ranging from $336,000 to $440,000 after considering their performance for the year, including their responses in addressing the Cyber Incident and managing our business in the period leading up to and following the Spin-Off.
•Equity Awards – Took the following actions with respect to equity awards in March 2021:
◦Other than with respect to Mr. Pagliuca, granted RSU awards under the 2018 Plan in amounts ranging from 233,635 shares to 259,594 shares to our NEOs (other than our CEO) and an RSU award in the amount of 363,432 shares to our CEO that could be earned over a four-year time-based vesting schedule under the 2018 Plan (each as adjusted to reflect the Spin-Off, Reverse Split and Special Dividend as described elsewhere in this proxy statement); and
◦Pursuant to the terms of the 2018 Plan, equitably adjusted all equity awards to reflect the Spin-Off, the Reverse Split and the Special Dividend, each as described below.
◦Amendment of CEO Employment Agreement to Set RSU Award Value – On January 4, 2021, amended our CEO’s Employment Agreement to provide that the value of the initial RSU award to be granted to him in connection with his appointment as CEO would be based on the closing price of our common stock as of the last trading day prior to his employment start date of January 4, 2021.
◦Amendment of CEO Employment Agreement to Convert Potential PSU Award to RSU Award – On March 9, 2021, in order to provide additional incentive to our CEO and as a result of the inability to set incentive plan performance metrics for the year, amended our CEO’s Employment Agreement to provide that, in lieu of the initial grant of a PSU award with an aggregate grant date fair value of $3.5 million, he would receive a grant of an RSU award covering that number of units (with each unit equal to one share of our common stock) with an aggregate grant date fair value of $7 million, which award was granted by the compensation committee on March 9, 2021 and which vests as to 25% of the units subject to the award on February 15, 2022 and thereafter as to

6.25% of the units subject to the award each quarter thereafter, contingent on his continuing employment through each vesting date.
Stockholder Advisory Vote on Named Executive Officer Compensation
At our 2021 annual meeting of stockholders, we conducted a non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say-on-Pay” vote). Our stockholders approved the Say-on-Pay proposal with approximately 88.4% of the votes cast in favor of the proposal. We believe this result demonstrates that our stockholders are generally supportive of our executive compensation program. Other than as described in “Executive Compensation—2021 Executive Compensation Actions” above, we did not make any substantive changes to such programs in 2021.
Overview of Executive Compensation Program
Our executive compensation program seeks to attract and retain talented, qualified senior executive officers to manage and lead our Company and to motivate them to pursue and achieve our corporate objectives. Additionally, we strive to align pay with stockholder value. Therefore, our current compensation program reflects a mix of cash and equity elements to focus our executive officers on both our short-term results and long-term success.
The following key principles guide our compensation decision-making and program design, although these principles were adjusted temporarily in 2021 in response to the impact of the Cyber Incident generally, the impact of the transition to our new CEO and the changes to our business as a result of the Spin-Off:

Objective	Description
Competitive Pay	Our total compensation program is designed to be competitive to recruit and retain highly qualified executives for critical positions.
Balanced Pay Mix
Our compensation program is a combination of short-term and long-term cash and equity and fixed and performance-based components. A majority of our executive compensation program is performance-based and “at-risk,” or otherwise focused on the long-term, which we believe aligns our executive officers’ interests with those of our stockholders. The compensation committee determined to adjust this balance in 2021 with respect to our incentive compensation components in response to the lack of visibility into our financial results for the year because of the impact of the Cyber Incident, the impact of the transition to our new CEO and the changes in our business anticipated in connection with the Spin-Off.

Pay for Performance	In a typical year, our executive officers’ compensation packages are designed to link short-term and long-term incentives to our performance against financial and operational goals to motivate and drive execution against our operational goals.
Stockholder Alignment	In a typical year, our executive officers’ compensation packages are designed to link long-term incentives to the creation of stockholder value to align the interests of our executive officers with those of our stockholders and drive the creation of long-term stockholder value.
Balanced Performance Management
We use a combination of financial performance metrics, varying time horizons, and compensation vehicles to provide a balanced and comprehensive measure of performance, and to encourage effective use of resources to achieve corporate objectives (although, as explained above, this combination was adjusted for 2021 in response to the Cyber Incident, the transition to our new CEO and the uncertainty on our business of the impact of the Spin-Off).

Manage Compensation Risk	We set incentive goals in such a way as to discourage excessive risk taking and avoid placing too much emphasis on any one metric or performance time horizon.

Executive Compensation Program
In setting target total direct compensation, the compensation committee seeks to achieve a balance between fixed and variable (or “at-risk”) elements, short-term and long-term pay elements, and cash and equity-based elements, primarily through cash base salaries, annual cash incentives, long-term incentives in the form of equity awards and broad-based health and welfare benefits. The following table provides information regarding the elements of our executive compensation program for 2021, including the modifications made by the compensation committee to our short-term and long-term incentive compensation arrangements in response to the Cyber Incident, the CEO transition and the Spin-Off.

	Cash Compensation		Equity Compensation		Other
	Base Salary	Executive Bonus Plan	Performance Stock Units	Restricted Stock Units	Broad-Based Benefits
Primary Purpose	Attraction and Retention
	To secure and retain services of our named executive officers by providing a fixed level of cash compensation for performing essential elements of position	Encourage our named executive officers to achieve short-term individual and Company goals that drive our growth	Provide long-term retention and incentives to our named executive officers that align their interests with our stockholders’ interests		---
Recipients	All NEOs
Reviewed	Annually
Grant Date	---	First Quarter for Current Year			---
Payment Date	Ongoing	First Quarter of Next Fiscal Year	N/A	Vesting over Four Years	Ongoing
Fixed or At-Risk	Fixed	Variable or At-Risk			Fixed
Performance Period	---	One Year	---	---	---
Performance Basis	Compensation committee judgment	As a result of the Cyber Incident, the CEO transition and the Spin-Off, bonus reviewed at the discretion of the compensation committee based on the year-end financial results	As a result of the Cyber Incident, the CEO transition and the Spin-Off, did not grant PSUs	Subject to stock price fluctuations	---

Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2021:

What We Do			What We Don't Do
✓	Pay for performance through incentives based on Company performance	✗	Guarantee base annual salary increases or bonuses unless as part of an initial employment agreement to induce the candidate to join the Company
✓	Align executive compensation with stockholder returns through long-term incentives	✗	Provide tax “gross-ups” or perquisites except with respect to the standard benefits that are provided to all our employees or as part of an international assignment
✓	Structure executive officer compensation so the majority is “at-risk”	✗	Provide excise tax “gross-ups” for executive officers in the event of a change in control of the Company

What We Do			What We Don't Do
✓	Annual and ongoing reviews of compensation programs, policies, practices, and governance, including an assessment to identify and mitigate undue risk-taking by our executive officers and other employees	✗	Allow hedging or pledging of Company stock
✓	Require a “double-trigger” for potential payments and benefits upon a change in control in any new compensation arrangements	✗	Provide pension arrangements or separate executive retirement plans
✓	Maintain stock ownership guidelines

Compensation Decision Making Process
We believe the best way to align executive and stockholder interests is through compensation programs governed by the compensation committee, designed with input from management and, as appropriate, external advisors regarding internal, external and business challenges and opportunities facing our Company and our executive officers.
Role of the Compensation Committee
The compensation committee has the overall responsibility for overseeing the compensation and benefit programs for our executive officers. The compensation committee is responsible for ensuring that our compensation policies and practices support the successful recruitment, development and retention of the executive officer talent required for us to achieve our business objectives. Members of the compensation committee are appointed by our board of directors. Messrs. Bock, Boro and Hao served on the compensation committee during 2021. Ms. Benko joined our compensation committee on November 18, 2021. See “Corporate Governance—Committees of Our Board of Directors—Compensation Committee” for more information regarding the compensation committee.
Role of Management
In 2021, our CEO provided recommendations on compensation for our executive officers, and also provided input requested by the compensation committee regarding his own compensation. Mr. Ramakrishna and the compensation committee, based on their respective assessments of the market data provided by the compensation committee's compensation consultant, Compensia, and competitive market dynamics, exercised judgment to recommend and set target total direct compensation for our executive officers that is competitive and internally equitable within our existing executive team. In making these recommendations, Mr. Ramakrishna considered the total compensation that would be necessary to retain these executive officers and provide them with the appropriate incentives to drive growth in the value of our business, including in light of the Spin-Off of N-able. In approving these arrangements, the members of the compensation committee relied on their experience and judgment, and that of Mr. Ramakrishna, and reviewed his recommendations to ensure the compensation packages were appropriate based on each executive officer’s title, position, role and responsibilities. Compensation arrangements may be adjusted from time-to-time based on our desire to remain market competitive, or to reflect changes in an executive officer’s title, authority or job responsibilities. Our CEO was not present during any deliberations related to his own compensation.
Our Executive Vice President, Chief Financial Officer and Executive Vice President, Chief Administrative Officer and Secretary also attended certain meetings of the compensation committee related to 2021 executive compensation but were not present during any deliberations related to their own compensation.
Role of Compensation Consultant
The compensation committee has the authority to retain a compensation consultant to assist in evaluating the compensation of our CEO and our other executive officers, and to approve the consultant’s fees and engagement terms. The compensation committee also has the authority to retain other advisors to assist it in fulfilling its responsibilities.
In 2021, the compensation committee engaged Compensia, a national compensation consulting firm, to assist it in fulfilling its responsibilities by providing reports and analyses regarding competitive market and industry trends and practices related to executive compensation. The competitive market data included compensation information specific to comparable companies from publicly filed documents, including percentiles and other data aggregated across this information, and aggregated data across a broader set of technology companies. The compensation committee used this data to inform its decisions about establishing practices as a publicly traded company and 2021 executive compensation. The compensation committee did not, however, benchmark or make decisions or target compensation of any executive officer based on any singular data point such as a particular pay percentile within the aggregated data.

Components of Our Executive Compensation Program
Our executive compensation program consists of base salary, an annual cash incentive opportunity, long-term incentive compensation in the form of equity awards and broad-based health and welfare benefits. We chose to build our program around these components because we believe that each component is useful in achieving one or more of the objectives of our program, and that all components together have been and will continue to be effective in achieving our overall objectives. The compensation committee may make adjustments to compensation based on factors specific to an NEO or if it believes that in the aggregate the components do not achieve the desired goal. As a result, each component is dependent on the other components. We consider every component of compensation, both potential and realized, when determining the amount of each component of compensation.
Each component is described in more detail below.
Base Salary
We pay an annual base salary to our NEOs to provide a fixed rate of cash compensation. Base salary amounts are determined by the compensation committee based on what is necessary to attract and retain our executive talent. The compensation committee generally reviews the base salaries of our NEOs annually and makes adjustments based upon a number of factors, including our overall performance against our financial and strategic plan; a competitive market analysis prepared by our compensation consultant; each NEO’s skills, experience and qualifications; an assessment of their professional effectiveness, consisting of competencies such as leadership, commitment, creativity, and team accomplishment; the underlying scope of their responsibilities; their individual performance; retention considerations; and the recommendations of our CEO (except with respect to his own base salary).
In February 2021, the compensation committee determined, in light of the uncertainty associated with the Cyber Incident and the pending Spin-Off, not to increase the annual base salaries for our NEOs. The following table shows the 2021 annual base salaries for our NEOs.

Named Executive Officer	2020 Base Salary	2021 Base Salary	Percent Increase
Mr. Ramakrishna	$—	$750,000	N/A
Mr. Kalsu	$440,000	$440,000	—%
Mr. Gardiner	$440,000	$440,000	—%
Mr. Bliss	$420,000	$420,000	—%
Mr. Pagliuca	$420,000	$420,000	—%

The actual base salaries paid to our NEOs in 2021 are set forth in the “Executive Compensation Tables—2021 Summary Compensation Table” below.
Annual Cash Incentives
Generally, each year we provide our NEOs with the opportunity to participate in an Executive Bonus Plan under which they are eligible to receive cash incentives for the achievement of certain pre-established corporate performance objectives which are consistent with our annual operating plan. To be eligible to receive an annual cash incentive payment, an NEO must be employed by us through December 31, 2021, and remain an employee through the time of the bonus payment.

However, in view of the Cyber Incident and the uncertainty that it was likely to have on our financial results for 2021, the transition to our new CEO, as well as the changes in our business anticipated in connection with the Spin-Off, the compensation committee determined in February 2021 that it did not have adequate visibility into the Company’s expected financial performance for the year that would enable it to select reasonable, yet rigorous performance metrics and related target levels for purposes of an Executive Bonus Plan in 2021. While the compensation committee reserved the discretion to modify performance metrics and related target levels during the year, make adjustments for fundamental changes to our business which impacted the selected performance metrics, and to exercise discretion on final payout amounts, it determined that, for 2021, in lieu of a 2021 Executive Bonus Plan, the fairest way to provide annual cash incentive opportunities to our NEOs was to wait until after the end of the year when it could review our overall financial results and assess the individual performance of each NEO and whether annual cash incentive payments (if any) should be made to our NEOs and, if so, the amount of such payments. The compensation committee was also aware that, pursuant to the terms of his Employment Agreement, our CEO was guaranteed a minimum annual bonus of 100% of his annual base salary of $750,000 (with the potential for a payment up to 150% of this amount for exceptional achievement).

Target Annual Cash Incentive Opportunities
In a typical year, the compensation committee would review the target annual cash incentive opportunities (expressed as a percentage of base salary) of each of our NEOs and, after considering a number of factors, including each NEO’s skills, experience, and qualifications; an assessment of their professional effectiveness, consisting of competencies such as leadership, commitment, creativity, and team accomplishment; the underlying scope of their responsibilities; their individual performance; retention considerations; and the recommendations of our CEO, determine their target annual cash incentive opportunities for the current year. After assessing the overall financial results of the Company and the individual performance of each NEO, and given the impacts to the Company resulting from the Cyber Incident, as well as the pending Spin-Off, the compensation committee determined to maintain the target annual cash incentive opportunities for our NEOs at their 2020 levels or, in the case of our CEO, as set forth in his Employment Agreement. Accordingly, the target annual cash incentive opportunities of our NEOs for 2021 were as follows:

Named Executive Officer	2021 Target Annual Cash Incentive Opportunity (as a percentage of base salary)	2021 Target Annual Cash Incentive Opportunity ($)
Mr. Ramakrishna	100%	750,000
Mr. Kalsu	80%	352,000
Mr. Gardiner	100%	440,000
Mr. Bliss	80%	336,000
Mr. Pagliuca	80%	336,000

Annual Award Decisions
In February 2022, the compensation committee evaluated our corporate performance during 2021 and determined the amount of the annual cash incentive payments to be made to our executive officers, including our NEOs, for 2021. In making these determinations, the compensation committee reviewed the performance of our executive team as a whole (including our NEOs) and evaluated our financial and operational performance achievements for the year. Our CEO reviewed the performance accomplishments of our executive officers as a whole (including our NEOs) as well as the achievement of various corporate performance objectives in an unusual and challenging year. He then formulated a recommendation that all executive officers (including our NEOs) be paid at 100% achievement of target opportunity (not distinguishing among payout levels for each individual) for each such executive officer’s annual cash incentive payment for consideration by the compensation committee. In the case of our CEO, the compensation committee evaluated our financial and operational performance for 2021, as well as his strong leadership throughout the year, and determined an annual cash incentive payment for him.

In making decisions about the annual cash incentive payments for our NEOs, the members of the compensation committee considered the same factors described above. These factors provided the framework for the decision-making regarding the annual cash incentive payments for the NEOs as a group. No single factor was determinative in determining the payment levels, nor was the impact of any individual factor on the determination of payment levels quantifiable. Based on these assessments, the compensation committee exercised its discretion to make the following annual cash incentive payments to our NEOs then serving as employees of the Company:

Named Executive Officer	Target Annual Bonus Percent	Pro-Rated Annual Cash Incentive Target	Actual Annual Cash Incentive Payment
Mr. Ramakrishna	100%	$750,000	$743,836(1)
Mr. Kalsu	80%	$352,000	$352,000
Mr. Gardner	100%	$440,000	$440,000
Mr. Bliss	80%	$336,000	$336,000
(1) Pro-rated to reflect his actual employment during 2021.
Transaction Bonuses
As previously disclosed, in November 2020, in connection with the Spin-Off, the compensation committee approved cash bonuses for certain executive officers in recognition of their significant efforts on this potential transaction. Mr. Bliss was awarded a bonus in the amount of $110,000, and Mr. Kalsu was awarded a bonus of $96,000. Half of these amounts were paid to Messrs. Bliss and Kalsu on November 30, 2020 with the remaining half paid on May 31, 2021.

The cash bonus payments made to our NEOs for 2021 are set forth in the "Executive Compensation Tables—2021 Summary Compensation Table" below in the column titled “Bonus.”
Long-Term Incentive Compensation
We use long-term incentive compensation in the form of equity awards to align the interests of our executive officers with those of our stockholders and to promote a longer-term performance perspective and progress toward achieving our long-term strategy. In addition, equity-based awards provide an important retention tool for us because they historically have been subject to vesting based on continued service.
PSU awards are designed to incentivize actions that lead to increasing long-term stockholder value. Performance objectives underlying the PSU awards are generally determined at the time of grant and may include multiple performance factors, performance periods of varying length, and the potential to earn above or below the target number of shares based on actual performance or additional service vesting criteria. The number of PSUs ultimately earned by our executive officers is subject to achievement against the performance objectives with the value of the underlying shares varying with the market price of our common stock over the vesting period. During 2021, in light of the Cyber Incident, the CEO transition and Spin-Off of N-able, we did not grant any PSUs, although we intend to use PSUs as part of our long-term incentive compensation program in the future.
RSU awards are linked with stockholder value creation since the value of the RSU awards is dependent on our stock price. RSU awards are also intended to encourage retention as they are subject to service-based vesting. RSU awards granted to our NEOs typically vest over four years, subject to continued service through each applicable vesting date.
We anticipate making annual grants of equity-based incentives to our NEOs in the future. Although we did not grant any PSUs awards in 2021, we expect future awards to our NEOs to continue to consist of a mix of PSU awards and RSU awards as measured by value, but not necessarily in the similar value amounts and equity mix as in prior years.
The compensation committee took the following actions with respect to equity awards in March 2021.
March 2021 Annual Equity Awards
In March 2021, the compensation committee determined to grant annual equity awards to our NEOs in the form of RSU awards pursuant to the 2018 Plan. In granting these equity awards, the compensation committee considered a number of factors, including: the impact of the Cyber Incident; the timing of the Spin-Off; each NEO’s skills, experience and qualifications; an assessment of their professional effectiveness, consisting of competencies such as leadership, commitment, creativity, and team accomplishment; the underlying scope of their responsibilities; their individual performance; retention considerations; and the recommendations of our CEO (except with respect to his own equity award).
The 2021 annual equity awards granted to our NEOs were as follows:

Named Executive Officer	RSU Award (number of shares)(1)
Mr. Ramakrishna(2)	363,432
Mr. Kalsu	233,635
Mr. Gardiner	259,594
Mr. Bliss	233,635
Mr. Pagliuca(3)	0
(1) The share numbers presented in the table above are adjusted to account for the Spin-Off, Reverse Split and Special Dividend adjustments. For more information regarding each of these adjustments, see “Compensation Discussion and Analysis—Components of our Equity Incentive Plan—2021 Equity Adjustments” below.
(2) Reflects Mr. Ramakrishna’s second RSU award, as set forth in his Employment Agreement, as amended.
(3) Mr. Pagliuca did not receive an annual equity award in light of his anticipated transition to the N-able business.
The RSU awards were to vest over four years, with 25% of the shares subject to the awards vesting on February 15, 2022, and 6.25% of the shares subject to the awards vesting per quarter over the following 12 quarters, subject to the NEO’s continued service through each applicable vesting date.
2021 Equity Adjustments
Spin-Off Adjustment
In connection with the Spin-Off of N-able, all of our outstanding equity awards were equitably adjusted to reflect the impact of the Spin-Off and preserve the value of the awards. The adjustments to each type of award outstanding pursuant to the

SolarWinds 2018 Plan was determined in accordance with the terms of the employee matters agreement between SolarWinds and N-able. Outstanding SolarWinds RSU awards were adjusted by a conversion ratio of 1.5744 per 1 RSU then held, which was determined using a ratio of the closing trading price of our common stock on July 19, 2021 (the closing date of the Spin-Off) divided by the average of the volume weighted average closing trading price of our common stock for each of the five consecutive trading days beginning on July 20, 2021. The vesting schedule for all outstanding awards was not impacted by the Spin-Off. Although the Spin-Off adjustment was a modification for accounting purposes, it did not result in the recognition of any incremental fair value on the date of the modification.
Reverse Stock Split
Effective as of July 30, 2021, we filed an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split (the “Reverse Split”) of the issued and outstanding shares of our common stock, at a ratio of one share for two shares. Pursuant to the SolarWinds 2018 Plan, all outstanding equity awards were adjusted to give effect to the Reverse Split.
Special Dividend Adjustment
On July 30, 2021, our Board of Directors declared a special cash dividend of $1.50 per share, after giving effect to the Reverse Split (the “Special Dividend”), which was paid on August 24, 2021 to stockholders of record at the close of business on August 9, 2021. In connection with the Special Dividend and in accordance with the terms of the 2018 Plan, all outstanding equity awards were equitably adjusted to reflect the impact of the Special Dividend and preserve the value of the awards. Outstanding RSUs awards were adjusted by a conversion ratio of 1.0862 per 1 RSU then held, which was determined using a ratio of the closing trading price of our common stock on August 9, 2021 divided by such closing trading price minus $1.50. The Special Dividend adjustment was a modification for accounting purposes and the incremental fair value on the date of the modification is included in the tables set forth below under “Executive Compensation Tables.”
Health and Welfare Benefits
Our executive officers are eligible to participate in our standard employee benefit plans, including medical, dental, vision, life, accidental death and disability, long-term disability, short-term disability, and any other employee benefit or insurance plan made available to similarly located employees. We believe these benefits are consistent with those offered by companies with which we compete for employees.
We maintain a Section 401(k) plan, which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, or the Code. In general, all of our U.S. employees are eligible to participate in this plan. Participants in the Section 401(k) plan may elect to defer the lesser of 90% of their current compensation or the statutory limit, whichever is less, and contribute that amount to the Section 401(k) plan. In 2021, we matched a certain percentage of contributions made by all U.S. employees, including our NEOs. The matching contribution amounts to our NEOs are shown under “Executive Compensation Tables—2021 Summary Compensation Table” below in the column titled “All Other Compensation.”
We do not offer pension arrangements, nonqualified deferred compensation plans, or other arrangements or significant perquisites to executive officers, outside of arrangements that may be provided to an individual working on assignment at the request of the company.
Employment Agreements
We have entered into written employment agreements with each of our NEOs. Each of these letters provides for “at will” employment, meaning that either we or the NEO may terminate the employment relationship at any time without cause. In addition, each of these agreements required the NEO to execute our standard Employee Proprietary Information and Arbitration Agreement. For detailed descriptions of these employment agreements with our NEOs, see “Executive Compensation Tables—Potential Payments Upon Change in Control” below.
Post-Employment Compensation Arrangements
We believe that reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly qualified executive officers. We further believe that when recruiting executive talent these arrangements are necessary to offer compensation packages that are competitive. The compensation committee does not consider the specific amounts payable under these post-employment compensation arrangements, however, when determining the annual compensation of our executive officers, including our NEOs.
The employment agreements with each of our NEOs provide for certain payments and benefits in the event of certain qualifying terminations of employment, including a qualifying termination of employment in connection with a change in control of the Company. Generally, prior to a change in control of the Company, severance benefits are payable to our NEOs if their employment is terminated by us other than for cause. During the 12-month period after a change in control of the Company, enhanced severance benefits are payable to each of our NEOs if their employment is terminated by us without cause or as a result of a constructive termination of employment. All of our change in control severance benefits are “double-trigger” and would not be triggered solely by the occurrence of a change in control of the Company.
In the event of a change in control of the Company, to the extent Section 280G or 4999 of the Code is applicable to an executive officer, including an NEO, such individual is entitled to receive either payment of the full amounts specified in his employment agreement to which he is entitled or payment of such lesser amount that does not trigger the excise tax imposed by Section 4999, whichever results in him receiving a higher amount after taking into account all federal, state, and local income, excise and employment taxes.
We do not provide excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our executive officers, including our NEOs.
For detailed descriptions of the post-employment compensation arrangements maintained with our NEOs, as well as an estimate of the potential payments and benefits payable under these arrangements as of December 31, 2021, see “Executive Compensation Tables—Potential Payments upon Termination or Change in Control” below.
Other Compensation Policies
Executive Stock Ownership Guidelines
In September 2019, our nominating and corporate governance committee adopted stock ownership guidelines that apply to our executive officers. Pursuant to these guidelines, as of January 1 of each year, our Chief Executive Officer must retain an equity interest in the Company that is at least equal to five times his annual base salary and each of our other executive officers must retain an equity interest in the Company with a value that is at least three times the executive officer’s annual base salary. For purposes of the stock ownership guidelines, equity interests include vested and unvested shares of common stock, vested but unexercised stock options, unvested stock options, unvested RSUs and unvested PSUs whose level of achievement has been certified by the compensation committee but are subject to further service vesting. For purposes of our stock ownership guidelines, the value of the equity interests held by an executive officer is calculated based on the average closing stock price of one share of our common stock as listed on the NYSE for the 30 calendar days preceding the determination date.
Each executive officer has five years to accumulate his or her equity interest from the later of the implementation of the stock ownership guidelines and the date such person became subject to the stock ownership guidelines. Following the accumulation period, in the event that an executive officer no longer holds the required interest as a result of fluctuations in the trading price of our common stock or changes in his or her base salary, such executive officer will have one year to regain the required equity interests. As of January 1, 2022, each of our executive officers was in compliance with our stock ownership guidelines.
Prohibition of Hedging and Pledging of Company Stock
Our insider trading policy prohibits all employees (including our NEOs) and the members of our board of directors from engaging in transactions to hedge their economic exposure to Company stock, including engaging in, trading in or writing options; buying puts, calls or other derivative securities; or engaging in short selling or similar types of transactions. Furthermore, our insider trading policy prohibits all employees (including our NEOs) and the members of our board of directors from holding Company securities in margin accounts or pledging company securities as collateral for a loan.
Under our insider trading policy, certain employees (including our NEOs) and the members of our board of directors and any other individuals with access to material non-public information are prohibited from engaging in transactions in Company securities during blackout periods (other than in accordance with a pre-approved Exchange Act Rule 10b5-1 trading plan). Non-employee directors and executive officers are required to pre-clear any transactions in Company securities. Details on Rule 10b5-1 trading plans for our NEOs is provided below under “Executive Compensation—Other Compensation Policies—Trading Plans.”

Trading Plans
We have authorized our NEOs to enter into trading plans established according to Rule 10b5-1 under the Exchange Act with an independent broker-dealer. All transactions under the trading plans must be structured so that the NEO adopting the trading plan maintains compliance with any transfer restrictions applicable to them. Once a plan is adopted, the NEO no longer has control over the decision to sell the securities in the plan, unless he amends or terminates the trading plan during a trading window. The purpose of such plans is to enable our NEOs to recognize the value of their compensation and diversify their holdings of our common stock during periods in which the NEO would be unable to sell our common stock because material information about us had not been publicly released. As of the record date, Messrs. Ramakrishna, Kalsu, Bliss and Gardiner had active trading plans.
Compensation Policies and Practices and Our Risk Management
We believe that our compensation policies and practices for all employees, including our NEOs, do not create risks that are reasonably likely to have a material adverse effect on us. Specifically, the compensation committee believes that the balanced utilization of the various elements of our executive compensation program:
•Supports the achievement of revenue growth, earnings and cash performance in variable economic and industry conditions without undue risk; and
•Mitigates the potential to reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of our long-term business strategy and harm stockholder value.
The compensation committee routinely assesses our compensation policies and practices and takes these risk management considerations into account as part of its review.
Tax and Accounting Considerations
Tax Considerations
The compensation committee has not adopted a formal policy regarding tax treatment of compensation paid to our NEOs, but does consider all tax implications of potential compensation decisions as a factor in its compensation decisions.
We have not provided any of our executive officers or members of our board of directors with a "gross-up" or other reimbursement for tax amounts the individual might pay pursuant to Sections 280G and 4999 of the Code or Section 409A of the Code. Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests, and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control exceeding certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes significant taxes on the individual in the event an executive officer, director, or other service provider receives “deferred compensation” not meeting the requirements of Section 409A.
Generally, Section 162(m) of the Code as amended by the Tax Cuts and Jobs Act of 2017 (the “TCJA”) disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their principal executive officer, principal financial officer, and the three highest compensated executive officers (other than the principal executive officer and principal financial officer) (each, a “Covered Employee”). In addition, once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.
Although the compensation committee may consider the tax implications as one factor in making compensation decisions for our Covered Employees, the compensation committee also considers other factors in making such decisions, including ensuring that our executive compensation program supports our business strategy. Consequently, the compensation committee retains the discretion and flexibility to compensate our NEOs in a manner consistent with the objectives of our executive compensation program and the best interests of the Company and our stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit of Section 162(m).
Accounting Considerations
The compensation committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

REPORT OF THE COMPENSATION COMMITTEE

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, and/or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent the Company specifically incorporates it by reference into such filing.
We, as members of the compensation committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS*

William Bock (Chair)
Seth Boro
Kenneth Y. Hao

*Cathleen Benko joined the compensation committee on November 18, 2021. Ms. Benko did not sign this report because she was not a member of the compensation committee at the time of the compensation committee’s review, discussion and recommendation to the Board regarding the inclusion of the Compensation Discussion and Analysis to be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021.

EXECUTIVE COMPENSATION TABLES
2021 Summary Compensation Table
The following table provides information regarding the compensation earned in 2019, 2020 and 2021 by our NEOs, which includes our Chief Executive Officer, our Chief Financial Officer, our two other most highly compensated executive officers, as determined by reference to total compensation for 2021, who were serving as executive officers at the end of 2021 and one additional individual for whom disclosure would have been required but for the fact that he was not serving as an executive officer at the end of the last completed fiscal year. For fiscal 2021, we only had five executive officers, one of whom resigned in connection with the Spin-Off.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Sudhakar Ramakrishna(5)	2021	747,159	1,118,836(6)	21,699,121	—	11,600	23,576,716
President and Chief Executive Officer

J. Barton Kalsu	2021	440,000	400,000	4,853,570	—	11,600	5,705,170
Executive Vice President, Chief Financial Officer and Treasurer	2020	440,000	48,000	6,936,966	352,000	11,400	7,788,366
	2019	425,000	34,000	—	238,000	11,200	708,200

David Gardiner	2021	440,000	440,000	5,392,921	—	11,600	6,284,522
Executive Vice President, Chief Revenue Officer	2020	440,000	—	7,877,942	440,000	11,400	8,769,343
	2019	417,500	41,750	—	218,400	68,935(7),(8)	820,435

Jason W. Bliss	2021	420,000	391,000	4,853,570	—	11,600	5,676,170
Executive Vice President, Chief Administrative Officer and Secretary	2020	420,000	55,000	6,273,556	336,000	11,400	7,095,956
	2019	390,000	31,200	—	218,400	11,200	650,800

John Pagliuca(9)	2021	252,594	—	—	—	11,600	264,194
Executive Vice President and President, MSP	2020	420,000	—	5,919,963	336,000	11,400	6,687,363

(1)The amounts reported in this column for 2021 reflect (i) the discretionary annual cash bonus described in “Executive Compensation—Compensation Discussion and Analysis—Components of our Compensation Program—Annual Cash Incentives” and (ii) other than with respect to Mr. Ramakrishna, bonuses paid for efforts in support of the potential spin-off of our MSP business. The amounts reported in this column for 2020 represent bonuses paid for efforts in support of the potential spin-off of our MSP business. The amounts reported in this column for 2019 represent the discretionary amount of annual cash bonuses paid under the Company’s Bonus Plan. For a discussion of the spin-off bonus paid for 2021, see “Executive Compensation—Compensation Discussion and Analysis—Components of our Compensation Program—Transaction Bonuses.”
(2)The amounts reported in this column for 2021 reflect the aggregate grant date fair value of the RSU awards granted in January 2021 (in the case of Mr. Ramakrishna) and in March 2021 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). Other than with respect to Mr. Pagliuca, in connection with the Special Dividend, we made adjustments to all RSUs outstanding as of August 9, 2021 in order to maintain the same intrinsic value of the RSUs following the impact of the Special Dividend. Amounts shown for 2021 include the incremental fair value of these adjusted awards, computed as of the adjustment date in accordance with FASB ASC Topic 718, for each of our NEOs ($1,504,261 for Mr. Ramakrishna; $309,370 for Mr. Kalsu; $343,818 for Mr. Gardiner; and $309,370 for Mr. Bliss). The equity adjustments effected in connection with the Spin-Off and Reverse Split resulted in no incremental fair value. The amounts reported in this column for 2020 reflect (i) the aggregate grant date fair value of PSU awards and RSU awards granted in March 2020, (ii) the modification date fair value for the PSU awards that were originally granted in March 2020 and subsequently modified to become RSUs in June 2020 and (iii) the modification date fair value for restricted stock awards granted under the 2016 Plan that were modified in June 2020.
(3)The amounts reported in this column for 2020 and 2019 represent the annual cash bonuses paid under the formulaic calculation of the Company’s Bonus Plan for the applicable year.
(4)Unless otherwise noted, consists of employer contribution to NEO’s Section 401(k) retirement plan account.
(5)Mr. Ramakrishna joined the Company as Chief Executive Officer on January 4, 2021.
(6)Represents the sign on bonus received pursuant to Mr. Ramakrishna’s employment agreement.
(7)While he was on assignment in our United Kingdom office, Mr. Gardiner was entitled to certain specific benefits and allowances based on his expatriate status in order to provide an equalization of his income while working in the United Kingdom pursuant to a letter of assignment with us, effective as of July 1, 2017. These benefits and allowances included participation in a specific expatriate health insurance plan, a housing allowance of up to £7,500 per month, a schooling allowance of $3,000 per month, a living allowance of $10,333 per month, a transportation allowance of $1,000 per month, a utilities allowance of $1,500 per month, a travel allowance of $5,000 per quarter, equalization of Mr. Gardiner’s tax liability, and reimbursement of early-return expenses in the event that we terminated Mr. Gardiner’s overseas assignment before August 31, 2018. Amounts paid under these allowances were based on actual expenses.
(8)Includes $33,449 paid on Mr. Gardiner’s behalf for income taxes due in the United Kingdom in connection with his international assignment, $23,384 paid to tax advisors to assist with Mr. Gardiner’s taxes resulting from his international assignment, $11,200 employer contribution to Mr. Gardiner’s Section 401(k) retirement plan account, tax gross-up for imputed income for the tax preparation benefit and a gift card. Amount of the income taxes paid was based on average conversion rate of British Pounds to U.S. Dollars provided by the Bank of England for the entire year ended December 31, 2019.

(9)In connection with the Spin-Off, Mr. Pagliuca resigned as our EVP and President, MSP effective July 19, 2021.
2021 Grants of Plan-Based Awards Table
The following table provides information regarding grants of plan-based cash and equity awards to each of our NEOs in 2021. As a result of his expected transition to N-able in connection with the Spin-Off, Mr. Pagliuca did not receive any grants of plan-based awards in 2021.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)
		Threshold ($)	MidPoint ($)	Target ($)	Threshold (#)	Target (#)	Maximum (#)
Sudhakar Ramakrishna		—	—	—	—	—	—
	1/04/2021							772,124	14,148,976	(2)
	3/09/2021							363,432	7,550,145	(2)

J. Barton Kalsu		—	—	—	—	—	—
	3/09/2021							233,635	4,853,570	(2)

David Gardiner		—	—	—	—	—	—
	3/09/2021							259,594	5,392,921	(2)

Jason W. Bliss		—	—	—	—	—	—
	3/09/2021							233,635	4,853,570	(2)

(1)The share numbers presented in the table above are adjusted to account for the Spin-Off, Reverse Stock Split and Special Dividend adjustments. For more information regarding each of these adjustments, see “Compensation Discussion and Analysis—Components of our Equity Incentive Plan—2021 Equity Adjustments” elsewhere in this Proxy Statement.
(2)Amount represents the aggregate grant date fair value of RSU awards granted in accordance with ASC Topic 718. The grant date fair value column is computed in accordance with FASB ASC Topic 718 and includes the sum of the fair value as of the original grant date and the incremental fair value as a result of the Special Dividend adjustment.
Narrative Disclosure to 2021 Summary Compensation Table and 2021 Grants of Plan-Based Awards Table
The material terms of our NEOs’ compensation for the fiscal year ended December 31, 2021, including base salaries, discretionary cash bonuses and other benefits, are described under “Executive Compensation—Compensation Discussion and Analysis—Components of our Compensation Program.”
2021 Outstanding Equity Awards at Fiscal Year End Table
The following table sets forth information regarding outstanding stock awards held by our NEOs at December 31, 2021. All share numbers presented in the table below are adjusted to account for the Spin-Off, Reverse Stock Split and Special Dividend adjustments. For more information regarding each of these adjustments, see “Compensation Discussion and Analysis—Components of our Equity Incentive Plan—2021 Equity Adjustments” elsewhere in this Proxy Statement.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested ($)(2)
Sudhakar Ramakrishna	772,124	(3)	10,956,440	—	—
	363,432	(4)	5,157,100	—	—
J. Barton Kalsu	5,187	(5)	73,604	—	—
	20,521	(6)	291,193	—	—
	12,768	(7)	181,178	—	—
	8,208	(8)	116,472	—	—
	45,226	(9)	641,757	—	—
	73,100	(10)	1,037,289	—	—
	233,635	(4)	3,315,281	—	—
David Gardiner	11,250	(5)	159,638	—	—
	23,086	(6)	327,590	—	—
	14,363	(7)	203,811	—	—
	9,233	(8)	131,016	—	—
	53,186	(9)	754,709	—	—
	85,965	(10)	1,219,843	—	—
	259,594	(4)	3,683,639	—	—
Jason W. Bliss	7,750	(5)	109,973	—	—
	16,245	(6)	230,517	—	—
	10,108	(7)	143,433	—	—
	6,498	(8)	92,207	—	—
	43,419	(9)	616,116	—	—
	70,176	(10)	995,797	—	—
	233,635	(4)	3,315,281	—	—
John Pagliuca	9,750	(11)	138,353	—	—
________________
(1)The stock awards reported in this column represent the unvested portion of outstanding restricted stock awards or RSU awards subject to time-based vesting conditions.
(2)Calculated based on the closing price of our common stock as listed on the NYSE on December 31, 2021, which was $14.19 per share.
(3)Represents RSUs that vest 25% on the anniversary of January 4, 2021 and 6.25% per quarter over the following twelve quarters on the respective quarterly vesting dates of May 15, August 15, November 15, and February 15, in each case subject to continued service through each applicable vesting date.
(4)Represents RSUs that vest 25% on the anniversary of February 15, 2021 and 6.25% per quarter over the following twelve quarters on the respective quarterly vesting dates of May 15, August 15, November 15, and February 15 in each case subject to continued service through each applicable vesting date.
(5)Represents unvested portion of restricted stock awards that vest on March 20, 2022, subject to continued employment through such vesting date. Our NEOs paid a purchase price of $2.10 per share. The unvested shares of restricted stock held by our NEOs are subject to repurchase by us upon termination of employment at the lesser of fair market value and original purchase price of such stock.
(6)Represents RSU awards that vest on October 23, 2022, subject to continued employment through such vesting date.
(7)Represents PSU awards previously earned upon achievement of 2019 performance targets that will vest on February 1, 2022.
(8)Represents carry forward PSU award previously earned upon achievement of 2019 performance targets that will vest on February 15, 2022.
(9)Represents RSUs that vest 6.25% per quarter through February 15, 2024 on the respective quarterly vesting dates of May 15, August 15, November 15, and February 15, in each case subject to continued service through each applicable vesting date.
(10)Represents RSUs that vest 50% on February 15, 2022 and 50% on February 15, 2023, in each case subject to continued service through each applicable vesting date.
(11)Represents unvested portion of restricted stock awards that vest on March 20, 2022, subject to continued employment with N-able through such vesting date. Mr. Pagliuca paid a purchase price of $2.10 per share. Pursuant to the employee matters agreement in connection with the Spin-Off, Mr. Pagliuca’s resignation as an officer of SolarWinds on July 19, 2021 did not constitute termination of service for purposes of the restricted stock awards. The unvested shares of restricted stock held by Mr. Pagliuca are subject to repurchase by us upon termination of his employment with N-able at the lesser of fair market value and original purchase price of such stock. All other outstanding equity awards held by Mr. Pagliuca were cancelled in connection with his resignation.

2021 Option Exercises and Stock Vested Table
The following table presents certain information regarding restricted stock and RSU awards held by our NEOs that vested in 2021. The value realized upon the vesting of the restricted stock was calculated based on the difference between the market price of our common stock on the date of vesting and the original purchase price paid for the restricted stock multiplied by the number of shares that vested. The value realized upon the vesting of the RSU awards was based on the closing market price of our common stock on the date of vesting multiplied by the number of shares for which such awards were settled and includes the value of shares withheld to satisfy the NEO’s tax obligations in connection with the vesting event. All share numbers in the table below have been adjusted to reflect the Reverse Split.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sudhakar Ramakrishna	—	—	—	—
J. Barton Kalsu	—	—	128,361	2,195,461
David Gardiner	—	—	142,616	2,541,399
Jason W. Bliss	—	—	107,068	1,973,824
John Pagliuca	—	—	69,924	1,415,568
Potential Payments upon Termination or Change in Control
We have entered into employment agreements with each of our NEOs that provide for specific payments and benefits in the event of the termination of his employment. The following description of these payments and benefits are intended as a summary only and are qualified in their entirety by reference to the employment agreements that are filed as exhibits to our 2021 Annual Report. The severance payments and benefits described below are contingent on the NEO signing a general release of claims against us and subject to his compliance with certain confidentiality, non-compete and non-solicitation obligations.
In the event that the employment of Mr. Ramakrishna is terminated other than for Cause, or as a result of a Constructive Termination, Mr. Ramakrishna will be entitled to:
•a lump-sum cash severance payment equivalent to 18 months of his then-current base salary;
•reimbursement of his and his dependents’ health and dental care continuation premiums for 18 months; and
•any earned but unpaid bonus payments for the year in which the termination occurs, on a pro rata basis, based on the level at which the Board determines that the applicable performance objectives are reasonably likely to be satisfied; and
•accelerated vesting of his unvested RSU awards with time-based vesting conditions (including PSU awards for which the performance criteria has already been achieved) with respect to the portion of such awards that would have vested during the 12-month period following such termination of employment.
In the event of a “Change of Control” (as such term is defined in his Employment Agreement) of the Company, each performance target of Mr. Ramakrishna’s outstanding PSU awards will be deemed to have been achieved, and the PSU award will thereafter be subject only to time-based vesting based upon the following schedule: (i) 25% on the first anniversary of the grant date and (ii) 6.25% on each quarterly anniversary thereafter.
If we terminate his employment without Cause or in the event of a Constructive Termination during the three-month period prior to, or the 12-month period after a Change of Control, Mr. Ramakrishna will be eligible to receive:
•cash severance equal to 24 months of his then-current base salary;
•100% of the target annual bonus for the fiscal year in which any termination of employment occurs;
•reimbursement of his and his dependents’ health and dental care continuation premiums for 24 months; and
•all of his unvested equity awards will become vested in full as of the date of such termination, assuming achievement of the applicable performance targets in the case of PSU awards.
In the event that the employment of Messrs. Kalsu, Gardiner or Bliss is terminated other than for cause, such executive will be entitled to:

•a lump-sum cash severance payment equivalent to 12 months of his then-current base salary;
•reimbursement of his and his dependents’ health and dental care continuation premiums for 12 months; and
•any earned but unpaid bonus payments.
In the event that the employment of Messrs. Kalsu, Gardiner or Bliss is terminated other than for cause, or as a result of a constructive termination of employment, during the 12-month period after a change in control, such executive will be entitled to the benefits described above and immediate and full vesting of all of his outstanding and unvested equity awards as of the date of such termination of employment.
Mr. Pagliuca resigned from the Company effective July 19, 2021 and therefore would not have been eligible to receive any severance compensation assuming a December 31, 2021 termination of employment. Mr. Pagliuca did not receive any severance compensation or payment of his bonus upon his resignation in connection with the Spin-Off.
The following table sets forth the estimated amount of compensation or other benefits potentially payable to each of our NEOs in the event of a termination of employment and/or a change in control in various scenarios, as if such termination of employment had occurred on December 31, 2021. Actual amounts to be paid can only be determined at the time of such NEO’s termination of employment.

				Termination without Change in Control		Termination upon Change in Control
	Death ($)	For Cause / Voluntary Termination / Disability ($)	Change of Control ($)	Other than For Cause Termination ($)	Constructive Termination ($)	Other than For Cause Termination ($)	Constructive Termination ($)
Sudhakar Ramakrishna
Cash Severance(1)	—	—	—	1,125,000	1,125,000	1,500,000	1,500,000
Bonus(2)	743,836	—	—	743,836	743,836	743,836	743,836
Medical Benefits(3)	—	—	—	38,254	38,254	51,006	51,006
Equity Acceleration(4)	—	—	—	7,049,663	7,049,663	16,113,540	16,113,540
Estimated Total	743,836	—	—	8,956,753	8,956,753	18,408,381	18,408,381

J. Barton Kalsu
Cash Severance(1)	—	—	—	440,000	—	440,000	440,000
Bonus(2)	352,000	—	—	352,000	—	352,000	352,000
Medical Benefits(3)	—	—	—	25,503	—	25,503	25,503
Equity Acceleration(4)	—	—	—	—	—	5,656,773	5,656,773
Estimated Total	352,000	—	—	817,503	—	6,474,275	6,474,275

David Gardiner
Cash Severance(1)	—	—	—	440,000	—	440,000	440,000
Bonus(2)	440,000	—	—	440,000	—	440,000	440,000
Medical Benefits(3)	—	—	—	25,503	—	25,503	25,503
Equity Acceleration(4)	—	—	—	—	—	6,480,247	6,480,247
Estimated Total	440,000	—	—	905,503	—	7,385,749	7,385,749

Jason W. Bliss
Cash Severance(1)	—	—	—	420,000	—	420,000	420,000
Bonus(2)	336,000	—	—	336,000	—	336,000	336,000
Medical Benefits(3)	—	—	—	25,503	—	25,503	25,503
Equity Acceleration(4)	—	—	—	—	—	5,503,322	5,503,322
Estimated Total	336,000	—	—	781,503	—	6,284,825	6,284,825

(1)This amount represents the lump sum cash severance amount payable under our employment agreements with our NEOs based on base salary as of December 31, 2021.
(2)This amount represents the discretionary annual cash bonus for fiscal 2021 determined by the compensation committee in the first quarter of 2022.
(3)Calculated based on the premiums payable to elect benefit continuation coverage by the NEO pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, (COBRA) for the applicable continuation period, and for the actual level of group medical, dental and vision coverage in effect as of December 31, 2021.
(4)For Mr. Ramakrishna, the amounts set forth in the “Termination Without Change in Control” columns include the deemed acceleration of the portion of all outstanding unvested shares of restricted stock, RSU awards and PSU awards that would have vested during the 12-month period following such termination of employment, held by Mr. Ramakrishna as of December 31, 2021 calculated based on the closing price of our common stock as listed on the NYSE on December 31, 2021, which was $14.19 per share. For the NEOs (including Mr. Ramakrishna), the amounts set forth in the “Termination Upon Change in Control” columns include the deemed full acceleration of all outstanding unvested shares of restricted stock, RSU awards and PSU awards held by the NEO as of December 31, 2021 calculated based on the closing price of our common stock as listed on the NYSE on December 31, 2021, which was $14.19 per share.
CEO Pay Ratio
As required by Item 402(u) of Regulation S-K, we are disclosing the following information about the relationship of the median of the annual total compensation of all our employees, excluding our CEO, and the annual total compensation of Sudhakar Ramakrishna, our CEO, as of December 31, 2021.
CEO Pay Ratio for 2021
•The median of the annual total compensation of all our employees, excluding our CEO, was $158,889;
•The annual total compensation of our CEO, using the data set forth in the 2021 Summary Compensation Table (on an annualized basis), was $23,579,557; and
•The ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees was 148 to 1.
This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.
Methodology

The methodology used to identify the employee with compensation at the median of the annual total compensation of all our employees was based on the following.

Our median employee was identified from all full-time, part-time, seasonal, and temporary employees as of December 31, 2021, the last day of our fiscal year (other than our CEO). A consistent compensation measure was applied to all employees, which was the sum of the following amounts: (i) salary or gross wages paid for 2021 and (ii) bonuses and cash incentives payable for 2021 (excluding allowances, relocation payments, and profit-sharing). Amounts under items (i) and (ii) above were annualized for any permanent employees who commenced work during 2021. We selected the foregoing compensation elements because they represented our principal broad-based compensation elements. Payments not made in U.S. dollars were converted to U.S. dollars using the foreign exchange rates in effect as of December 31, 2021. After identifying the median employee, we calculated annual total compensation for the median employee according to the methodology used to report the annual compensation of our named executive officers in the 2021 Summary Compensation Table.

Calculation

Using this approach, we selected the individual at the median of our employee population, who was a full-time employee based in the United States. In contrast to 2020, our 2021 median employee received an equity award valued at $60,000 which was included in their annual total compensation, which is why the annual total compensation of our 2020 median employee is significantly lower than the annual total compensation of our 2021 median employee.

Transition of CEO in 2021

As disclosed elsewhere in this proxy statement, Sudhakar Ramakrishna, was appointed as CEO effective January 4, 2021. He was our only Chief Executive Officer in 2021. The total compensation reported for Sudhakar Ramakrishna, includes a new hire equity award which has a higher value than we would expect him to receive on an annual basis going forward.

The pay ratio above is a reasonable estimate calculated in a manner consistent with the SEC rules. The SEC rules allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, therefore the pay ratio reported by other companies may not be comparable to our pay ratio. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Except as described below, since January 1, 2021, there have not been any transactions, nor are there any currently proposed transactions, in which we have been or are to be a participant, where the amount involved exceeded $120,000, and in which any related person had or will have a direct or indirect material interest other than the compensation arrangements described under “Executive Compensation” and “Director Compensation.” From time to time in the ordinary course of business we engage in arms-length transactions with other portfolio companies of our Sponsors or other companies in which members of our Board or our executive officers have professional relationships.

Spin-Off Agreements
On July 19, 2021, upon the spin-off of N-able, William Bock, Michael Hoffmann and Michael Widmann, three members of our Board, became members of the board of directors of N-able. We are party to a number of agreements with N-able described below that were approved by our Audit Committee and Board of Directors.
In connection with the completion of the Spin-Off on July 19, 2021, the Company entered into several agreements with N-able that, among other things, provide a framework for the Company’s relationship with N-able after the Spin-Off. The following summarizes some of the most significant agreements and relationships that the Company continues to have with N‑able.
Separation and Distribution Agreement
The separation and distribution agreement sets forth the Company's agreements with N-able regarding the principal actions taken in connection with the Spin-Off. It also sets forth other agreements that govern aspects of the Company's relationship with N-able following the Spin-Off, including (i) the manner in which legal matters and claims are allocated and certain liabilities are shared between the Company and N-able; (ii) other matters including transfers of assets and liabilities, treatment or termination of intercompany arrangements and the settlement or extinguishment of certain liabilities and other obligations between N-able and the Company; and (iii) mutual indemnification clauses. The separation and distribution agreement also provides that the Company will be liable and obligated to indemnify N-able for all liabilities based upon, arising out of, or relating to the Cyber Incident other than certain specified expenses for which N-able will be responsible. The term of the separation agreement is indefinite and it may only be terminated with the prior written consent of both SolarWinds and N-able.
Transition Services Agreement
The Company entered into a transition services agreement pursuant to which the Company and N-able provide various services to each other. The services provided include information technology, facilities, certain accounting and other financial functions, and administrative services. The transition services agreement will terminate on the expiration of the term of the last service provided under it, which SolarWinds anticipates to be on or around December 31, 2022.
Tax Matters Agreement
The Company and N-able entered into a tax matters agreement that governs the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes.
Software OEM Agreements
The Company and N-able entered into software OEM agreements pursuant to which the Company granted to N-able, and N-able granted to the Company, a non-exclusive and royalty-bearing license to market, advertise, distribute and sublicense certain SolarWinds and N-able software products, respectively, to customers on a worldwide basis. Each agreement has a two year term, and may be terminated by the applicable licensor in certain instances.
Employee Matters Agreement
The Company and N-able entered into an employee matters agreement that governs SolarWinds’ and N-able's compensation and employee benefit obligations with respect to the employees and other service providers of each company, and generally allocated liabilities and responsibilities relating to employment matters and employee compensation and benefit plans and programs.
Intellectual Property Matters Agreement
The Company and N-able entered into an intellectual property matters agreement pursuant to which each party granted to the other party a generally irrevocable, non-exclusive, worldwide, and royalty-free license to use certain intellectual property rights retained by the other party. Under the intellectual property matters agreement, the term for the licensed or sublicensed know-how is perpetual and the term for each licensed or sublicensed patent is until expiration of the last valid claim of such patent. The intellectual property matters agreement will terminate only if SolarWinds and N-able agree in writing to terminate it.
Trademark License Agreement
The Company and N-able entered into a trademark license agreement pursuant to which the Company granted to N-able a generally limited, worldwide, non-exclusive and royalty-free license to use certain trademarks retained by the Company that were used by us in the conduct of our business prior to the Spin-Off. The trademark agreement will terminate once N-able ceases to use all of the licensed trademarks.
Software Cross License Agreement
The Company and N-able entered into a software cross license agreement pursuant to which each party granted to the other party a generally perpetual, irrevocable, non-exclusive, worldwide and, subject to certain exceptions, royalty-free license to certain software libraries and internal tools for limited uses. The term of the software cross license agreement will be perpetual unless SolarWinds and N-able agree in writing to terminate the agreement.
Registration Rights
We entered into a registration rights agreement dated February 5, 2016, with the Sponsors and other stockholders named therein, or registration rights agreement. The following description of the terms of the registration rights agreement is intended as a summary only and is qualified by reference to the registration rights agreement filed as an exhibit to our 2021 Annual Report.
Demand Registration Rights
Pursuant to the registration rights agreement, the holders of a majority of the outstanding Registrable Securities (as defined therein, and which term includes shares of our common stock held by the Silver Lake Funds and the Thoma Bravo Funds), or the Initiating Holders, are entitled to request an unlimited number of Demand Registrations (as defined therein), so long as a registration under the registration rights agreement was not effected in the preceding 90 days. The holders of Registrable Securities are also entitled to certain shelf registration rights.
Piggyback Registration Rights
If at any time we propose to register the offer and sale of shares of our common stock under the Securities Act (other than pursuant to a Demand Registration or a Shelf Registration under the registration rights agreement or a registration on Form S-4, Form S-8 or any successor form), then we must notify the holders of Registrable Securities of such proposal to allow them to include a specified number of their shares of our common stock in such registration, subject to certain marketing and other limitations.
Restrictions
Pursuant to the registration rights agreement, we have agreed to not publicly sell or distribute any securities during the period beginning on the date of the notice of the requested demand registration and ending 90 days after the first effective date of any underwritten registration effected pursuant to the registrations described below (except pursuant to registrations on Form S-4, Form S-8 or any successor form).
Stockholders’ Agreement
We are party to an amended and restated stockholders’ agreement, as amended, or the stockholders’ agreement, with the Sponsors, as well as other investors named therein. The stockholders’ agreement, as further described below, contains specific rights, obligations and agreements of these parties as owners of our common stock. In addition, the stockholders’ agreement contains provisions related to the composition of our Board and its committees, which are discussed under “Corporate Governance—Certain Sponsor Rights” and “Corporate Governance—Committees of the Board of Directors.” The following description of the terms of the stockholders’ agreement is intended as a summary only and is qualified by reference to the stockholders’ agreement filed as an exhibit to our 2021 Annual Report.
Voting Agreement
Under the stockholders’ agreement, the Sponsors have agreed to take all necessary action, including casting all votes to which such stockholders are entitled to cast at any annual or special meeting of stockholders, to ensure that the composition of the Board complies with (and includes all of the nominees in accordance with) the provisions of the stockholders’ agreement related to the composition of our Board and its committees, which are discussed under “Corporate Governance—Certain

Sponsor Rights” and “Corporate Governance—Committees of the Board of Directors.”
Silver Lake and Thoma Bravo Approvals
Under the stockholders’ agreement and subject to our charter and bylaws and applicable law, for so long as the Sponsors collectively own at least 30% of the aggregate number of then outstanding shares of our common stock, the following actions by us or any of our subsidiaries would require the prior written consent of each of the Silver Lake Funds and the Thoma Bravo Funds so long as each are entitled to nominate at least two directors to our Board. The actions include:
•change in control transactions;
•acquiring or disposing of assets or entering into joint ventures with a value in excess of $300.0 million;
•incurring indebtedness in an aggregate principal amount in excess of $300.0 million;
•initiating any liquidation, dissolution, bankruptcy or other insolvency proceeding involving the Company or any of our significant subsidiaries;
•increasing or decreasing the size of our Board; and
•terminating the employment of our chief executive officer or hiring a new chief executive officer.
Indemnification
Under the stockholders’ agreement, we will agree, subject to certain exceptions, to indemnify the Sponsors and various respective affiliated persons from certain losses arising out of the indemnified persons’ investment in, or actual, alleged or deemed control or ability to influence, us.
Corporate Opportunities
The stockholders’ agreement contains a covenant that requires our charter to provide for a renunciation of corporate opportunities presented to the Sponsors and their respective affiliates and the directors nominated by the Silver Lake Funds and the directors nominated by the Thoma Bravo Funds to the maximum extent permitted by Section 122(17) of the Delaware General Corporation Law, as amended, or the DGCL.
Limitations of Liability; Indemnification of Directors and Officers
Section 145 of the DGCL authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Delaware law, our charter and bylaws provide that, to the fullest extent permitted by Delaware law, no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law, such protection would not be available for liability:
•    for any breach of a duty of loyalty to us or our stockholders;
•    for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•    for any transaction from which the director derived an improper benefit; or
•    for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL.
Our charter and bylaws also provide that if Delaware law is amended after the approval by our stockholders of the charter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.
Our charter and bylaws further provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law. Our bylaws also authorize us to indemnify any of our employees or agents and authorize us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.
In addition, our bylaws provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the bylaws are not exclusive.
The limitation of liability and indemnification provisions in our charter and bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in material claims for indemnification. We believe that our indemnity agreements and our charter and bylaws are necessary to attract and retain qualified persons as directors and executive officers.
Indemnity Agreements
We have entered into indemnity agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each such director and executive officer to the fullest extent permitted by Delaware law and our charter and bylaws for expenses such as, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in our right, arising out of the person’s services as our director or executive officer or as the director or executive officer of any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We also maintain directors’ and officers’ liability insurance.
Policies and Procedures for Related Party Transactions
Our Board has adopted a formal written policy providing that our audit committee will be responsible for reviewing “related party transactions,” which are transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships), to which we are a party, in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has, had or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our capital stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. In determining whether to approve or ratify any such transaction, our audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances and (ii) the extent of the related party’s interest in the transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding ownership of our common stock as of March 31, 2022 by (a) each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of common stock, (b) each of our directors and nominees for director, (c) each of our NEOs and (d) all directors and executive officers as a group.
Beneficial ownership in this table is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person or group that may be exercised within 60 days after March 31, 2022, as well as shares issuable upon the vesting of RSUs held by the respective person or group that will vest within 60 days after March 31, 2022. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days after March 31, 2022 and RSUs that will vest within 60 days after March 31, 2022 are included for that person or group (but the stock options or RSUs of any other person or group are not included). For each person and group included in the table, percentage ownership is based on the number of shares of our common stock outstanding as of March 31, 2022.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
Named Executive Officers and Directors:
Sudhakar Ramakrishna(1)	198,123	*
J. Barton Kalsu(2)	262,022	*
David Gardiner(3)	234,948	*
Jason W. Bliss(4)	176,982	*
Rohini Kasturi	26,664	*
Andrea Webb(5)	37,528	*
John Pagliuca(6)	81,386	*
Cathleen Benko	—	—
William Bock(7)	37,746	*
Seth Boro(7)	36,460	*
Kenneth Y. Hao(7)	36,460	*
Michael Hoffmann(7)	36,460	*
Dennis Howard(7)	15,902	*
Catherine R. Kinney(7)	36,460	*
James Lines(7)	54,797	*
Douglas Smith(8)	35,431	*
Easwaran Sundaram(7)	14,178	*
Michael Widmann(7)	33,756	*
All executive officers and directors as a group (17 persons)(9)	1,273,917	*
5% Stockholders:
Entities affiliated with Silver Lake(10)	61,473,871	38.31%
Thoma Bravo Funds(11)	50,090,648	31.21%

*	Represents beneficial ownership of less than 1%.
(1)Includes 70,973 RSUs that will vest within 60 days of March 31, 2022.
(2)Includes 19,627 RSUs that will vest within 60 days of March 31, 2022.
(3)Includes 22,133 RSUs that will vest within 60 days of March 31, 2022. Mr. Gardiner resigned as our Executive Vice President, Chief Revenue Officer, effective April 1, 2022.
(4)Includes 19,427 RSUs that will vest within 60 days of March 31, 2022.
(5)Includes 5,372 RSUs that will vest within 60 days of March 31, 2022.
(6)Mr. Pagliuca resigned effective July 19, 2021. His share numbers are not included in the “all executive officers and directors as a group”.
(7)Includes 10,847 RSUs that will vest within 60 days of March 31, 2022.
(8)Includes 3,334 shares of restricted stock subject to vesting that will not vest within 60 days of March 31, 2022 and 10,847 RSUs that will vest within 60 days of March 31, 2022
(9)Includes 3,334 shares of restricted stock subject to vesting conditions that will not vest within 60 days of March 31, 2022 and 246,002 RSUs that will vest within 60 days of March 31, 2022 beneficially owned by our executive officers and directors.

(10)Consists of 43,338,406 shares of common stock held directly by Silver Lake Partners IV, L.P., the general partner of which is Silver Lake Technology Associates IV, L.P., or SLTA IV, the general partner of which is SLTA IV (GP), L.L.C., or SLTA GP IV; 712,321 shares of common stock held directly by Silver Lake Technology Investors IV, L.P., the general partner of which is SLTA IV; 17,323,319 shares of common stock held directly by SLP Aurora Co-Invest, L.P., the general partner of which is SLP Denali Co-Invest GP, L.L.C., the managing member of which is Silver Lake Technology Associates III, L.P., the general partner of which is SLTA III (GP), L.L.C., or SLTA GP III; and 99,825 shares of common stock held directy by SLTA IV. Silver Lake Group, L.L.C., or SLG, is the managing member of each of SLTA GP IV and SLTA GP III. The address of each of the entities identified in this footnote is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.
(11)Includes 16,333,202 shares of common stock held directly by Thoma Bravo Fund XI, L.P., 8,202,937 shares of common stock held directly by Thoma Bravo Fund XI-A, L.P., 8,079,625 shares of common stock held directly by Thoma Bravo Fund XII, L.P., 7,145,402 shares of common stock held directly by Thoma Bravo Fund XII-A, L.P., 360,326 shares of common stock held directly by Thoma Bravo Executive Fund XI, L.P., 79,071 shares of common stock held directly by Thoma Bravo Executive Fund XII, L.P., 70,261 shares of common stock held directly by Thoma Bravo Executive Fund XII-A, L.P., 6,610,607 shares of common stock held directly by Thoma Bravo Special Opportunities Fund II, L.P., and 3,209,217 shares of common stock held directly by Thoma Bravo Special Opportunities Fund II-A, L.P. Thoma Bravo Partners XI, L.P., or TB Partners XI, is the general partner of each of Thoma Bravo Fund XI, L.P., Thoma Bravo Fund XI-A, L.P., Thoma Bravo Special Opportunities Fund II, L.P., Thoma Bravo Special Opportunities Fund II-A, L.P. and Thoma Bravo Executive Fund XI, L.P. Thoma Bravo Partners XII, L.P., or TB Partners XII, is the general partner of each of Thoma Bravo Fund XII, L.P., Thoma Bravo Fund XII-A, L.P., Thoma Bravo Executive Fund XII, L.P. and Thoma Bravo Executive Fund XII-a, L.P. Thoma Bravo is the general partner of each of TB Partners XI and TB Partners XII. By virtue of the relationships described in this footnote, Thoma Bravo may be deemed to exercise shared voting and dispositive power with respect to the shares held by the Thoma Bravo Funds. The principal business address of the entities identified herein is c/o Thoma Bravo, LLC,150 North Riverside Plaza, Suite 2800, Chicago, Illinois 60606.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2021 about our common stock that may be issued under the Company's equity incentive plans, including the SolarWinds Corporation Equity Plan, or 2016 Plan, the SolarWinds Corporation 2018 Equity Incentive Plan, or 2018 Plan, and the SolarWinds Corporation 2018 Employee Stock Purchase Plan, or 2018 Purchase Plan, and equity awards issued outside of the Company's equity incentive plans in connection with acquisitions. All share numbers and exercise prices in the below table have been adjusted for each of the Spin-Off, Reverse Split and Special Dividend.

	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	8,104,669	(1)	$1.49	(2)	46,891,912	(3)
Equity compensation plans not approved by security holders	28,706	(4)	—		—
Total	8,133,375		$1.49		46,891,912
______________
(1)Includes 378,553 shares subject to outstanding options granted under the 2016 Plan and 7,726,116 shares subject to RSUs, granted under the 2018 Plan. Excludes restricted stock issued under the 2016 Plan, whether vested or unvested.
(2)RSUs, which do not have an exercise price, are excluded from the calculation of weighted average exercise price.
(3)As of December 31, 2021, an aggregate of (i) 41,494,629 shares of common stock were available for issuance under the 2018 Plan and (ii) 5,397,283 shares of common stock were available for issuance under the 2018 Purchase Plan. Our ability to grant any future equity awards under the 2016 Plan was terminated in October 2018. Outstanding equity awards granted under the 2016 Plan prior to October 2018 remain subject to the terms of the 2016 Plan.
(4)Includes RSUs granted outside any equity plan related to certain outstanding unvested options to purchase shares of acquired companies that were cancelled and converted into RSUs subject to substantially the same vesting schedules and other conditions applicable to the unvested options, but settable solely in shares of common stock of the Company.

OTHER MATTERS
As of the time of preparation of this proxy statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the notice of annual meeting and this proxy statement. If any other business should properly come before the meeting, or any adjournment or postponement thereof, the persons named in the proxy will vote on such matters according to their best judgment.
We will pay all expenses in connection with the solicitation of proxies for the annual meeting. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, electronically, in writing or in person, without receiving any extra compensation for such activities.
Accompanying this proxy statement, and posted on our website with this proxy statement, is our 2021 Annual Report. A copy of our 2021 Annual Report, as filed with the SEC, is available free of charge on the “Investors” portion of our website at www.solarwinds.com.
The Board of Directors of SolarWinds Corporation
Austin, Texas
April 14, 2022

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/SWI2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D05326-P34651	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐
1.	Election of Class I Directors

Nominees:

	01)	Sudhakar Ramakrishna
	02)	William Bock
	03)	Seth Boro
	04)	Kenneth Y. Hao

The Board of Directors recommends that you vote FOR the following proposal:						For	Against	Abstain
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.					☐	☐	☐

The Board of Directors recommends that you vote FOR the following proposal:						For	Against	Abstain
3.	Non-binding advisory vote to approve the compensation of our named executive officers.					☐	☐	☐

NOTE:		In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D05327-P34651

SOLARWINDS CORPORATION
Annual Meeting of Shareholders
May 26, 2022 9:00 AM, Central Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Sudhakar Ramakrishna and J. Barton Kalsu or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SOLARWINDS CORPORATION that the shareholder(s) are entitled to vote at the Annual Meeting of Shareholder(s) to be held virtually at www.virtualshareholdermeeting.com/SWI2022 at 9:00 AM, Central Time on May 26, 2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side